UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒    Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TrustCo Bank Corp NY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

5 Sarnowski Drive, Glenville, New York 12302
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Shareholders of TrustCo Bank Corp NY:
Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”), a New York corporation, will be held at the Trustco Bank Loan Center at 6 Metro Park Road, Albany, New York 12205, on May 20, 2025, at 10:30 AM Eastern Time, for the purpose of considering and voting upon the matters listed below. Directions to the 2025 Annual Meeting are available at www.trustcobank.com/annual-meeting. The Annual Meeting is being held for the purpose of considering and voting on the following matters:
•
Election of the following directors as proposed by the Nominating and Corporate Governance Committee for terms of office expiring on the date of the 2026 Annual Meeting: Steffani Cotugno, DO; Brian C. Flynn; Lisa M. Lucarelli; Thomas O. Maggs; Anthony J. Marinello, MD, PhD; Robert J. McCormick; Curtis N. Powell; Kimberly A. Russell; and Frank B. Silverman.

•	A nonbinding advisory resolution on the compensation of TrustCo’s named executive officers.
•	Ratification of the appointment of Crowe LLP as TrustCo’s independent registered public accounting firm for the year ending December 31, 2025.
•	Any other business that properly may be brought before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.
The board of directors has set March 24, 2025 as the record date for the Annual Meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to review carefully these materials, which are available free of charge at www.proxyvote.com, via phone at 1-800-579-1639, or via email at sendmaterial@proxyvote.com. These materials also can be requested by postal mail by writing to Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville, New York 12302 prior to May 6, 2025. We encourage you to vote by (i) following the instructions on the notice that you received from your broker, bank, or other nominee if your shares are held beneficially in “street name” or (ii) one of the following means if your shares are registered directly in your name with the Company’s transfer agent:
1.
By Internet: Go to the website www.proxyvote.com and follow the instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

2.
By Telephone: From a touch-tone telephone, dial toll-free 1-800-690-6903 within the United States, U.S. territories, or Canada using a touch-tone phone and following the recorded instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by telephone.

3.
By Mail: If you requested printed copies of the proxy materials be sent to you by mail, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card, and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 19, 2025 in order to be counted for the annual meeting unless you are voting shares of common stock held in a plan, in which case the deadline is May 15, 2025.

By Order of the Board of Directors,

Michael Hall, Corporate Secretary
This Proxy Statement and the accompanying instruction form or proxy card are being made available on or about April 1, 2025.

TrustCo Bank Corp NY 2025 Proxy Statement

TrustCo Bank Corp NY 2025 Proxy Statement

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 20, 2025

This Proxy Statement, along with the accompanying Notice of Annual Meeting of Shareholders, contains information about the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of TrustCo Bank Corp NY, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting on Tuesday, May 20, 2025 at 10:30 AM, Eastern Time, at 6 Metro Park Road, Albany, New York 12205.
This Proxy Statement relates to the solicitation of proxies by our board of directors for use at the Annual Meeting.
We are first furnishing proxy materials to shareholders on or about April 1, 2025.
We encourage all of our shareholders to vote prior to or during the Annual Meeting, and we hope the information contained in this document will help you decide how you wish to vote.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 20, 2025

The Notice of Annual Meeting of Shareholders, the Proxy Statement, and the Company’s 2024 Annual Report to Shareholders are available free of charge to view, print, and download at www.proxyvote.com.
Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto, on the website of the Securities and Exchange Commission (“SEC”), at www.sec.gov, or in the “SEC Filings” section of our website at www.trustcobank.com (under the “Investor Relations” tab). You may also obtain a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto, free of charge, from us by sending a written request to: Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville, New York 12302 prior to May 6, 2025. Exhibits will be provided upon written request.

TrustCo Bank Corp NY 2025 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

TRUSTCO BANK CORP NY
PROXY STATEMENT SUMMARY
FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2025
PROXY STATEMENT SUMMARY
This summary provides an overview of selected information in this year’s Annual Meeting proxy statement. We encourage you to read the entire proxy statement carefully before voting.
Participating in the Annual Meeting of Shareholders
Time and Date:	10:30 AM, Eastern Time, Tuesday, May 20, 2025
Place:	Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205
Record Date:	Shareholders as of the close of business on March 24, 2025 are entitled to vote
How to Vote:
Shareholders as of the record date may vote until 11:59 PM, Eastern Time, on May 19, 2025 (or, in the event that you are voting shares of common stock held in a plan, 11:59 PM, Eastern Time, on May 15, 2025) and during the Annual Meeting.

You may vote by:
•
voting your shares over the internet by going to www.proxyvote.com and following the instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

•
voting your shares by telephone at 1-800-690-6903 within the United States, U.S. territories, or Canada using a touch-tone phone and following the recorded instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by telephone.

•
If you requested that printed copies of the proxy materials be sent to you by mail, by marking, signing, dating, and mailing your proxy card in the postage-paid envelope provided with the proxy statement and returning it before the meeting date. Mailed proxy cards must be received no later than May 19, 2025 in order to be counted for the Annual Meeting.

Attending and Voting: Shareholders will be able to attend the meeting in person, vote shares, and ask questions about matters on the meeting agenda during the meeting.
We are continuing to use the SEC’s Notice and Access rule for certain shareholders, which allows us to furnish proxy materials to shareholders over the Internet. This means that many of our shareholders will receive only a Notice containing instructions on how to access the proxy materials over the Internet and vote online. This offers a convenient way for shareholders to review the materials. The Notice is not a proxy card and cannot be used to vote. We are first furnishing proxy materials to shareholders on or about April 1, 2025.
Proposals to be Voted on by Shareholders

Proposal		Board Recommendation	Page Reference
1.	Election of Directors	FOR	7
2.	Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers	FOR	15
3.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	16

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY of proxies to be voted at TrustCo’s Annual Meeting of Shareholders and to transact any other business that may properly come before the meeting.

TrustCo Bank Corp NY 2025 Proxy Statement	1

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

Board of Directors Snapshot
In Proposal 1, our shareholders are asked to vote on the election of the individuals nominated by our board of directors and named in this proxy statement.
The Nominating and Corporate Governance Committee Charter requires that the committee seek board candidates that embody a broad range of talents and expertise. Our current board members have self-identified the following diversity characteristics: three of nine nominees self-identify as women; one nominee self-identifies as Black or African American; and one nominee disclosed a disability.

The table below sets forth basic information concerning each nominee, as of March 24, 2025.

Name	Age	Director Since	Independent?
Steffani Cotugno, DO	57	2023	Yes
Brian C. Flynn	74	2016	Yes
Lisa M. Lucarelli(1)	61	2017	Yes
Thomas O. Maggs	80	2005	Yes
Anthony J. Marinello, MD, PhD	69	1995	Yes
Robert J. McCormick(2)	61	2005	No
Curtis N. Powell	71	2021	Yes
Kimberly A. Russell	56	2020	Yes
Frank B. Silverman	54	2020	Yes

(1)	Ms. Lucarelli serves as Lead Independent Director.
(2)	Mr. McCormick serves as President, CEO, and Chairman of the Board.
Corporate Governance Highlights
Our board of directors is not classified, with each of the directors subject to re-election annually. Directors are elected by the affirmative vote of a majority of the votes validly cast in such election. Our board also maintains a director resignation policy for board members or nominees who receive more votes against their nomination than for their nomination. Our commitment to good corporate governance is further illustrated by the following practices:
✔	Board independence (with the exception of Mr. McCormick, all currently serving directors are independent)
✔	Diversity of board skills and experience, as well as gender, ethnicity, and race
✔	Lead independent director with robust duties
✔	Board oversight of governance and sustainability matters, including related risk, formalized by committee charter
✔	Robust stock ownership guidelines for directors and executive officers

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PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

✔	Clawback policy for executive officer cash and equity incentive compensation covering financial restatement and misconduct
✔	All directors attended greater than 75% of all 2024 board and committee meetings that they were eligible to attend
✔	Majority voting with director resignation policy for uncontested elections
✔	Annual election of all directors
✔	Year-round shareholder outreach and engagement program
✔	Ongoing director training and education
✔	Annual board and committee evaluations
✔	Enterprise-wide risk oversight and assessment in the Risk Committee, with the Risk Committee and Audit Committee sharing oversight of cyber risk.
✔	Compensation Committee focusing on compensation risk
✔	No overboarded directors
Governance and Sustainability
We continue to focus on key governance risks and on providing transparency around our sustainability efforts. We are committed to implementing or continuing our initiatives and investment in the following key areas:
•
Human Capital Management: Our Human Capital Strategic Plan guides us on our journey to foster a work environment that promotes the exchange of different ideas, philosophies, and perspectives. We actively encourage and support the growth of our employees throughout their educational and career development, ensuring employees are given opportunities to develop and refine their skills to be successful in the competitive environment in which we operate.

•
Climate Change: TrustCo continues to take proactive steps to combat climate change risk throughout our various geographic regions. We believe that we have strong controls in place and consistent compliance oversight to ensure all loans in designated flood zones are covered under the appropriate level of flood insurance. Being mindful of our carbon footprint, we continue the ongoing process of installing energy efficient branch signage and LED bulbs at select internal and branch locations. We continue to update our robust Disaster Recovery Plan, enhance virtual capabilities, and cross-train staff in order to mitigate the increasing threats associated with climate change.

•
Information Security and Data Privacy: TrustCo takes very seriously its obligations with respect to privacy and data security. Our Information Security Program includes a number of components designed to identify, analyze, and respond to cybersecurity risks, including reliance on a layered system of preventative and detective technologies, controls, and policies designed to detect, mitigate, and contain cybersecurity threats. As part of our Information Security Program, we maintain an Information Security Policy that outlines internal controls and procedures designed to protect information systems.

•
We conduct annual cybersecurity awareness training for employees to enhance awareness of how to detect and respond to cybersecurity threats, as well as periodic phishing training campaigns. We also provide quarterly cybersecurity updates for our employees, and table-top exercises are conducted annually to simulate a response to a cybersecurity incident. Additionally, we proactively aim to issue timely fraud prevention alerts to our customers.

•
Financial Access: TrustCo also maintains a comprehensive Financial Literacy Portal containing educational information on a wide array of topics intended to address issues for new business owners, estate planning, personal finance, investment, retirement, and tax matters, among others. The Financial Literacy Portal can be found on our website at www.trustcobank.com under the “About Trustco” tab. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC.

•
Community Outreach Efforts: At Trustco Bank, every day we live our commitment to being your home town bank. As an institution, we support charitable causes and community groups throughout our area of operation and beyond. We are enthusiastic supporters of Ronald McDonald House, local hospitals, and veterans’ groups, to name a few. Additionally, our team members volunteer thousands of hours dedicating their time, talent, and passion to groups touching virtually every aspect of life in the communities that we serve from housing and community development, education and literacy, sports and fitness, and many more.

The Nominating and Corporate Governance Committee’s charter includes oversight of the Company’s sustainability and governance program, activities, and related policies, operational controls, and disclosures. The committee’s charter also requires that the committee receive updates about such matters as needed, but at least quarterly. For more information about our focus on and

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PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

enhancement of our governance and sustainability efforts, please visit the Corporate Sustainability section of our company website at www.trustcobank.com under the “About Trustco” tab. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC.
Shareholder Engagement and Responsiveness
We view shareholder engagement as a year-round opportunity to strengthen existing relationships with our shareholders, and to foster new connections within the investment community. This program has led to many meaningful conversations which have provided invaluable feedback to the Company and its stakeholders. We engage our shareholders for feedback on our practices and disclosures with respect to corporate governance, human capital management, board refreshment, corporate sustainability, banking operations, and the compensation of our executive officers, among others. In addition to providing an opportunity for shareholders to meet with management throughout the year, we maintain our governance documents, business highlights, and corporate sustainability on our investor relations website. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC.
In 2024 and early 2025, TrustCo reached out to its institutional and retail investors and extended engagement invitations to holders representing approximately 62% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 5% of its outstanding shares (calculated as of December 31, 2024). Conversations were had with all holders that expressed a willingness to engage. We also reached out to two proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, who responded indicating that they did not see a need for a conversation at that time. As to shareholders, we had substantive dialog on topics that included:
✔	Board responsiveness to proxy advisor recommendations about our executive compensation program
✔	The state of our proxy disclosure generally
✔	Board composition, skills, and refreshment
✔	The Company’s human capital management, including diversity, equity, and inclusion
✔	Substantive corporate sustainability matters
✔	Business and financial matters
✔	Broad-ranging aspects of risk management
On the subject of executive compensation, since our 2024 Annual Meeting of Shareholders, the majority of shareholders with which we engaged, both in number and percentage of ownership, indicated that they support or have no concern with the program.
Information Security
As a company that deals with large volumes of sensitive customer information and financial transactions, we increasingly rely on the secure processing, transmission, and storage of information in our computer systems and networks. For that reason, we treat cyber security risk as a key operational risk within our enterprise-wide risk management framework. To manage information security risk, we have designed an expansive information security program, an integral component of which is our Information Security Policy. The Audit Committee and Risk Committee jointly oversee TrustCo’s cybersecurity risk exposures and the steps taken by management to monitor and mitigate cybersecurity risks. Our management reports directly to the Risk Committee on our cybersecurity program and efforts to prevent, detect, mitigate, and remediate issues. For additional information regarding our cybersecurity program, please see Item 1C Cybersecurity in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Compensation Philosophy and Practices
Philosophically, we seek to provide an executive compensation program that is consistent with promoting sound risk management and long-term value creation for our shareholders. Our executive compensation program is designed to promote the following compensation objectives:
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives,
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly talented, results-driven executives as the need may arise.

4	TrustCo Bank Corp NY 2025 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

At our 2024 Annual Meeting, shareholders representing 87.22% of the votes cast supported the “say-on-pay” vote, which is a significant improvement over the 75.30% support received the year before. We see this increase in support as a favorable response to the changes that were made to the executive compensation program last year. At present, the program can be summarized as follows:

What We Do
✔	Tie a substantial portion of executive pay to corporate performance
✔	Provide for more than one metric for vesting under our performance-based restricted stock unit awards (“PSUs”)
✔	Establish separate metrics for our short-term and long-term incentive plan designs to evaluate performance Pay equity awards in the form of Company stock rather than cash
✔	Use balanced performance metrics that consider both the Company’s absolute performance and its relative performance versus peers
✔
Maintain a robust clawback policy that meets the requirements of Nasdaq Listing Rule 5608, the clawback policy covers all executive officer incentive-based awards granted based upon material financial statement restatement or material fraud or misconduct

✔	Require stock ownership guidelines for executive officers and directors, stock options and unearned PSUs do not count toward satisfaction of the guidelines
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance and executive compensation practices

What We Don’t Do
✘	We no longer provide a payment in lieu of the Supplemental Retirement Plan (“SERP”) to future executive officers
✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✘
We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013 (four of five executive officers of the Company do not have tax gross-ups in their employments agreements

✘	We do not permit our executive officers and directors to hedge or pledge Company securities
✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval

INFORMATION ABOUT THE ANNUAL MEETING
Only shareholders of record at the close of business on March 24, 2025 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. TrustCo’s common stock is the only class of its equity securities outstanding. As of March 24, 2025, there were 19,019,749 shares of common stock outstanding.
The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card or otherwise properly vote, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum.
Under the rules of the Nasdaq Stock Market (“Nasdaq”), brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Of the proposals to be considered at the Annual Meeting, only Proposal 3 (Ratification of the Appointment of the Independent Registered Public Accounting Firm) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on that item. None of the other proposals would be considered routine matters under Nasdaq rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder owns shares in “street name” through a bank or broker and wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions. Such shareholders may instruct his or her bank or broker how to vote the shares using the instructions provided by the bank or broker. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote the shares on a particular proposal.
All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated. Except with respect to Proposal 3, if shareholders of record return a signed proxy card but fail to instruct how the shares registered in their names must be voted or otherwise respond without marking voting selections, the shares will be voted as

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PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

recommended by TrustCo’s board of directors. Please note that “say-on-pay,” Proposal 2, is only advisory in nature and has no binding effect on TrustCo or our board. The board will consider the proposal approved if the votes cast in favor of it exceed the votes cast against it. Broker non-votes will not be counted as votes cast for or against Proposal 2.
The board of directors recommends that shareholders vote:
•	“FOR” the election of the nominees for director,
•	“FOR” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers, and
•	“FOR” ratification of the appointment of Crowe LLP as TrustCo’s independent registered public accounting firm.
If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.
Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Corporate Secretary of TrustCo at its main office address or during the meeting of shareholders prior to the exercise of the proxy.
TrustCo will solicit proxies primarily by mail, and proxies may also be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, email, or letter, and they will receive no additional compensation for such services. TrustCo has retained Alliance Advisors, LLC (“Alliance Advisors”) to aid in the solicitation of proxies for a solicitation fee of $14,000, plus expenses. Alliance Advisors may solicit the return of proxies by postal mail, telephone, e-mail, or through other means. The entire cost of this solicitation will be paid by TrustCo. TrustCo will also request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.
Householding. The SEC has adopted rules that allow us to continue sending, in a single envelope, our proxy statement and other required annual meeting materials to two or more shareholders sharing the same address. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses, and other disclosure documents of a company that would otherwise be mailed in separate envelopes to more than one shareholder at a shared address may be mailed as one copy in one envelope addressed to all shareholders at that address (i.e., “householding”). Shareholders who participate in householding will, however, receive separate proxy cards. Householding reduces our printing and mailing expenses and associated environmental impact.
If one set of these proxy materials was sent to your household for the use by all TrustCo shareholders in your household and one or more of you would prefer to receive additional sets, or if multiple copies of these proxy materials were sent to your household and you want to receive one set, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders whose shares of our common stock are held in street name wishing to make either such election should contact their broker.
Announcement of Voting Results. Preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

6	TrustCo Bank Corp NY 2025 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE

The Annual Meeting
A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.
Proposal 1 - Election of Directors
Our board is not classified, and all of our directors serve one-year terms. The board of directors also has adopted a Director Resignation Policy to address the situation in which a nominee for the board receives more votes against their election than they receive in favor of their election. Under the Director Resignation Policy, by accepting a nomination to stand for election or re-election as a director of TrustCo, or an appointment as a TrustCo director to fill a vacancy or new directorship, each candidate, nominee, or appointee agrees that if, in an uncontested election, he or she receives more votes against his or her election than are received in favor of his or her election, the director must promptly tender a written offer of resignation. Upon receipt of the offer of resignation, TrustCo’s Nominating and Corporate Governance Committee must promptly consider the offer and recommend to the full board whether to accept the resignation or reject it. The board must act on the committee’s recommendation not later than the next regularly scheduled board meeting after receipt of the recommendation. TrustCo’s Amended and Restated Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the board of each of TrustCo and Trustco Bank is fixed at nine members.
The first item to be acted upon at the Annual Meeting is the election or reelection of all directors to serve on the TrustCo board of directors, as described in the table above on page 2. The pages that follow set forth information regarding TrustCo’s nominees. Proxies will be voted in accordance with the specific instructions provided. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of TrustCo’s nominees. If any of our nominees becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. TrustCo’s nominees have consented to being named in this proxy statement and to serving on the board if elected.

TrustCo Bank Corp NY 2025 Proxy Statement	7

THE ANNUAL MEETING – PROPOSAL ONE

Information on TrustCo’s Directors and Nominees
Nominees for Election as TrustCo Director
for a One-Year Term to Expire in 2026

Name and Principal Occupation (1)

Steffani Cotugno, DO, Age 57, Director of TrustCo and Trustco Bank from 2023 to present. Physician, Community Care Physicians, a multispecialty healthcare group, from 1996 to present. School physician for the Shenendehowa Central School District from 1996 to present, the Niskayuna School District from 2015 to present, and the North Colonie School District from 2019 to present. Teaching preceptor at Albany Medical College from 1997 to present. Dr.  Cotugno contributes her business experience gained from her role in her medical practice, as well as deep ties to the community that TrustCo serves in the Northeast.

Brian C. Flynn, Age 74, Director of TrustCo and Trustco Bank from 2016 to present. Consultant and Certified Public Accountant (NY). Former partner of KPMG LLP (retired 2010) where he was employed for approximately 30 years. Mr. Flynn served in KPMG’s banking and finance practice area where his specialties included providing tax services to community banks, thrift institutions, and real estate developers/operators. Since his retirement in 2010, he has served as a technical tax consultant to a community bank trade group. Mr. Flynn brings to the board extensive tax, accounting, and financial reporting expertise in the financial services industry. Mr. Flynn has been designated an audit committee financial expert.

Lisa M. Lucarelli, Age 61, Director of TrustCo and Trustco Bank from 2017 to present. Private investor. Owner of LMKD Properties, LLC, a property management firm, from 2003 to 2021. Ms. Lucarelli contributes her experience in the area of residential real estate, as an entrepreneur operating a successful business enterprise, and her skills for developing and evaluating business strategies.

Thomas O. Maggs, Age 80, Director of TrustCo and Trustco Bank from 2005 to present, chair for 2015. President, Risk Strategies, Inc., an insurance agency, from 2018 to present. President, Maggs & Associates, The Business Insurance Brokers, Inc., an insurance broker, from 1987 to 2018. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.

Anthony J. Marinello, MD, PhD, Age 69, Director of TrustCo and Trustco Bank from 1995 to present, chair for 2013. Vice President MVP Health Care, a not-for-profit health plan, July 2024 to present. Interim Chief Medical Officer, Emblem Health, a health insurance provider, March 2024 to July 2024. Consultant, Emblem Health, August 2022 to March 2025. Physician, Chief Medical Officer, Capital District Physicians Health Plan, a health insurance provider, January 2020 to July 2022; Vice President, Primary Care Services of Capital District Physicians Health Plan from 2018 to 2019. Previously a physician in private practice. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice, an officer of a health insurance company, and his skills for developing and evaluating business strategies.

Robert J. McCormick (2), Age 61, Director of TrustCo and Trustco Bank from 2005 to present, chair from 2009 to 2010 and 2019 to present. President and Chief Executive Officer of TrustCo from 2004 to present, executive officer of TrustCo from 2001 to present and Chief Executive Officer of Trustco Bank from 2002 to present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank.

Curtis N. Powell, Age 71, Director of TrustCo and Trustco Bank from 2021 to present. Member, Walker Powell Investments, LLC, an executive and leadership coaching firm, September 2024 to present. Former Vice President for Human Resources and Environmental Health, Safety, and Risk Management at Rensselaer Polytechnic Institute, a private research university from 2000 to 2024. Member, board of directors, St. Peter’s Health Partners, from 2011 to 2022. Mr. Powell contributes experience in human capital and risk management, as well as strategic planning, finance, and budgeting.

Kimberly A. Russell, Age 56, Director of TrustCo and Trustco Bank from 2020 to present. President and Chief Operating Officer of Frank Adams Jewelers, Inc. from 2007 to present, a premier retailer and jewelry design firm. Ms. Russell began her career at Frank Adams Jewelers in 1991. Ms. Russell brings to the board valuable experience and background in the retail sector, branding, and image development.

Frank B. Silverman, Age 54, Director TrustCo and Trustco Bank from 2020 to present. Managing member of Vision Development and Management, Inc., a real estate development firm, from 2005 to present. Owner of Silverman Consulting, a small business development firm, from 2005 to present. Executive Director, Martial Arts Industry Association from 2001 to present. Owner of Central Florida Championship Karate from 1991 to present. Mr. Silverman brings to the board experience as an entrepreneur and substantial roots in the Orlando real estate market and central Florida community. He adds depth and geographic diversity to the board’s existing expertise in real estate development, retail business enterprises, and Trustco Bank’s core business of residential mortgage lending.

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank. No director of TrustCo serves on another public company board. Information about directors is as of March 24, 2025.
(2)	Mr. McCormick is the first cousin of Kevin M. Curley, Executive Vice President and Chief Banking Officer, TrustCo and Trustco Bank.

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Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED that the following nominees be elected as directors to hold office for terms to expire at the 2026 Annual Meeting of shareholders or until his or her successor has been elected and qualified:
•	Steffani Cotugno, DO
•	Brian C. Flynn,
•	Lisa M. Lucarelli,
•	Thomas O. Maggs,
•	Anthony J. Marinello, MD, PhD,
•	Robert J. McCormick,
•	Curtis N. Powell,
•	Kimberly A. Russell, and
•	Frank B. Silverman
Vote Required and Recommendation
The nominees for election to the TrustCo board must receive the affirmative vote of a majority of the votes cast by the holders of common stock represented at the Annual Meeting directly or by proxy, which means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against.” Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal. If elected, a nominee would serve for one year until the 2026 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier resignation, removal, or death. If a director nominee fails to receive an affirmative majority of the votes cast, the board of directors will implement TrustCo’s Director Resignation Policy (if the nominee was an existing member of the board) and may take any appropriate actions within the board’s powers, such as decreasing the number of directors or filling a vacancy.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

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Information on TrustCo Executive Officers
Our executive officers as of March 24, 2025, are listed below, along with their ages on that date, positions and offices held with the company, and principal occupations and employment, focused primarily on the past five years. The information regarding our Chairman, President and Chief Executive Officer, Robert J. McCormick, is set forth under Information on TrustCo’s Directors and Nominees beginning on page 8 of this proxy statement.

Name and Principal Occupation(1)

Kevin M. Curley(2), Age 58, Executive Vice President, TrustCo and Trustco Bank from 2018 to present, and Chief Banking Officer of TrustCo and Trustco Bank from July 2024 to present. Senior Vice President of TrustCo and Trustco Bank from 2011 to 2018. Executive Officer of TrustCo and Trustco Bank from 2017 to present. Joined Trustco Bank in 1990.

Michael Hall, Age 60, General Counsel and Corporate Secretary of TrustCo and Trustco Bank from 2018 to present. Vice President and Counsel of TrustCo and Trustco Bank from 2015 to 2018. Assistant Secretary of TrustCo and Trustco Bank for 2016. Executive Officer and Secretary of TrustCo and Trustco Bank from 2017 to present. Attorney with McNamee, Lochner, Titus & William, P.C. from 1992 to 2015. Joined TrustCo and Trustco Bank in 2015.

Robert M. Leonard, Age 62, Executive Vice President of TrustCo and Trustco Bank from 2013 to present, and Chief Operating Officer of TrustCo and Trustco Bank from July 2024 to present. Senior Vice President of TrustCo and Trustco Bank from 2010 to 2013. Secretary of TrustCo and Trustco Bank from 2003 to 2006 and 2009 to 2016. Assistant Secretary of TrustCo and Trustco Bank from 2006 to 2009. Executive Officer of TrustCo and Trustco Bank from 2003 to present. Joined Trustco Bank in 1986.

Michael M. Ozimek, Age 51, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank from 2018 to present. Senior Vice President and Chief Financial Officer of TrustCo and Trustco Bank from 2014 to 2018. Executive Officer of TrustCo and Trustco Bank from 2014 to present. Joined TrustCo and Trustco Bank in 2002.

(1)	Executive Officers of TrustCo Bank Corp NY are also executive officers of Trustco Bank.
(2)	Mr. Curley is the first cousin of Robert J. McCormick, President, Chief Executive Officer, and Director of TrustCo and Trustco Bank.
Director Independence
The listing standards of Nasdaq require that TrustCo have a majority of independent directors. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the board of directors affirmatively determines that the director has no relationship with TrustCo that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.
The board affirmatively determines the independence of each director and nominee for election as a director annually. In accordance with Nasdaq’s listing standards, a director will not be considered independent unless the board determines (i) that no relationship exists that would preclude a finding of independence under Nasdaq’s listing standards and (ii) that the director has no relationship with TrustCo (either directly or as a partner, stockholder or officer of an organization that has a relationship with TrustCo) that would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director.
TrustCo maintains an Audit Committee, a Compensation Committee, a Board Compliance Committee, a Fiduciary Committee, a Nominating and Corporate Governance Committee, and a Risk Committee. The charter of each of the committees and our Corporate Governance Guidelines may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab (the information found on TrustCo’s website is not incorporated by reference in this proxy statement or any other report that TrustCo files or furnishes to the SEC). In accordance with our committee charters and applicable law, members of the Audit, Compensation, and Nominating and Corporate Governance Committees must meet applicable independence tests of Nasdaq and the SEC, as well as any other applicable laws, rules, and regulations governing independence. Pursuant to the charters of the Fiduciary and Risk Committees, at least two and four members, respectively, of such committees must also qualify as independent under Nasdaq’s listing standards. The Board Compliance Committee does not require that its members be independent; provided, however, that at least two members of such committee are not (i) employees, former employees or controlling shareholders of TrustCo Bank or any of its affiliates or (ii) a family member of any such person.
Board Independence Determinations
The board has determined that all of the directors, except for Robert J. McCormick, are “independent directors” under Nasdaq listing standards. Additionally, all of TrustCo’s committee members satisfy the applicable independence requirements set forth in such committees’ charters. The relationships considered by the board in 2025 in determining that such directors were independent included

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those described below under “Related Person Transactions.” In each case, the board concluded that, in light of Nasdaq’s applicable independence standards, such relationships would not interfere with any of these directors’ individual exercise of independent judgment in carrying out the role of a director or compromise the oversight role that an independent director of TrustCo is expected to perform, and, therefore, are not material.
Additional Determinations made by the Board
The board has affirmatively determined that: Mr. Flynn satisfies the definition of an “audit committee financial expert” set out in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”); that each member of the Audit Committee continues to qualify for membership on the Audit Committee under SEC rules and Nasdaq’s listing standards, including the heightened independence requirements of Exchange Act Rule 10A-3; and that each member of the Audit Committee satisfies the financial sophistication requirement set forth under Rule 5605(c)(2)(A) of Nasdaq’s listing standards. Furthermore, the Board has determined that each member of the Compensation Committee has satisfied the heightened independence tests required by Nasdaq’s listing standards.
Board Meetings and Committees
TrustCo’s board of directors held 12 meetings during 2024. Trustco Bank’s board of directors also met 12 times during 2024. TrustCo’s independent directors met in executive session two times during 2024, with all of the independent directors attending all executive sessions of the board that they were eligible to attend. Pursuant to the Company’s Corporate Governance Guidelines, board executive sessions are chaired by TrustCo’s Lead Independent Director.
The current composition of our board committees is as follows:

Director	Audit Committee	Compensation Committee	Board Compliance Committee	Fiduciary Committee	Nominating and Corporate Governance Committee	Risk Committee
Steffani Cotugno, DO	✔	✔	✔	✔	✔	✔
Brian C. Flynn	C	✔	✔	✔	✔	✔
Lisa M. Lucarelli(1)	✔	✔	✔	✔	✔	✔
Thomas O. Maggs	✔	C	✔	✔	✔	✔
Anthony J. Marinello, MD, PhD	✔	✔	✔	✔	✔	✔
Robert J. McCormick				C		✔
Curtis N. Powell	✔	✔	✔	✔	C	✔
Kimberly Adams Russell	✔	✔	C	✔	✔	✔
Frank B. Silverman	✔	✔	✔	✔	✔	C

(1)	Ms. Lucarelli serves as Lead Independent Director.
The Nominating and Corporate Governance Committee held 7 meetings in 2024. The directors currently serving on the Nominating and Corporate Governance Committee are Curtis N. Powell (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Kimberly A. Russell, and Frank B. Silverman. The functions of the Nominating and Corporate Governance Committee include recommending and reviewing individuals for consideration as directors, developing and annually reviewing governance guidelines applicable to the Company, and overseeing the Company’s governance and sustainability program.
TrustCo’s Audit Committee held 12 meetings and 2 executive sessions in 2024. The directors currently serving on the Audit Committee are Brian C. Flynn (Chair), Dr. Steffani Cotugno, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit function and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
TrustCo’s Compensation Committee held 8 meetings in 2024. The directors currently serving on the Compensation Committee are Thomas O. Maggs (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The function of the Compensation Committee is to generally oversee the employee compensation and benefit policies, plans, and programs of TrustCo and Trustco Bank. The Compensation Committee’s responsibilities also include establishing, annually reviewing, and approving the compensation of the executive officers. In addition, the Compensation Committee is responsible for annually reviewing board compensation and making appropriate recommendations for changes thereto.

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THE ANNUAL MEETING – PROPOSAL ONE

The Compensation Committee may, in its discretion and subject to the requirements of applicable law, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities relative to the named executive officers.
The Board Compliance Committee held 12 meetings in 2024. The directors currently serving on the Board Compliance Committee are Kimberly A. Russell (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, and Frank B. Silverman. The functions of the Compliance Committee are to provide assistance to the board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements and Trustco Bank’s policies, including overseeing Trustco Bank’s communications with the federal banking agencies and other governmental authorities with jurisdiction over TrustCo and Trustco Bank.
The Fiduciary Committee held 3 meetings in 2024. The directors currently serving on the Fiduciary Committee are Robert J. McCormick (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The functions of the Fiduciary Committee are to assist the board of directors in fulfilling its responsibilities with respect to the Trustco Bank Wealth Management Department regarding fiduciary, agency, and custodial activities; to oversee the Wealth Management Department in providing estate administration, trust administration, investment management services, and custodial services; to advise the board of directors with respect to the adoption of appropriate policies to be observed in offering such services; to oversee and enforce sound risk management practices; and to report to the board of directors on the activity of the Wealth Management Department in the conduct of its business.
The Risk Committee held 7 meetings in 2024. The directors currently serving on the Risk Committee are Frank B. Silverman (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Robert J. McCormick, Curtis N. Powell, and Kimberly A. Russell. The functions of the Risk Committee are to oversee the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee: (1) was an officer or employee of TrustCo or Trustco Bank; (2) was formerly an officer of TrustCo or Trustco Bank; or (3) had any relationship requiring disclosure by TrustCo under the SEC rules governing disclosure of related person transactions, except as otherwise reported below. No executive officer of TrustCo served as a director or member of a compensation committee of another entity, one of whose executive officers served as a member of TrustCo’s board of directors or Compensation Committee.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Upon the recommendation of the disinterested members of the Nominating and Corporate Governance Committee, Ms. Lucarelli was elected as Lead Independent Director effective March 18, 2025 to serve a term ending upon the earlier of March 31, 2026 or the date the board elects a successor. Robert J. McCormick, TrustCo’s president and chief executive officer, continues to serve as the chairman of the board.
The board of directors believes that it is more effective and efficient in the management of TrustCo and Trustco Bank and in the overall oversight of TrustCo’s operations to combine the roles of chairman and chief executive officer. TrustCo’s Audit, Compensation, Board Compliance, Nominating and Corporate Governance, and Risk Committees are all chaired by independent directors. Ms. Lucarelli, our Lead Independent Director, has been a member of the board of TrustCo and Trustco Bank since 2017, and is the former chair of the Nominating and Corporate Governance Committee. Under our Corporate Governance Guidelines, the Lead Independent Director:
•	Chairs the meetings of the independent directors of the board,
•	Works with the chairman and CEO to develop the board and committee agendas,
•	Develops the agendas for and chairs executive sessions of the board’s independent directors, and
•	In consultation with the Nominating and Corporate Governance Committee, reviews and reports on the results of the board’s and committees’ performance self-evaluations.
Role in Risk Oversight
Risk is inherent in the operation of every financial institution, and management of risk is a key part of the institution’s success. Risks faced by TrustCo and Trustco Bank include information security risk, credit risk, interest rate risk, price risk, liquidity risk, operational risk, compliance risk, strategic risk, and reputational risk. TrustCo management is responsible for the day-to-day management of the risks faced by the Company, while the board of directors as a whole is ultimately responsible for risk management oversight. In

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carrying out its responsibilities in this area, the board has delegated important duties to its committees. The Risk Committee has, as noted above, responsibility to oversee the management of the Company’s enterprise risk management program and to ensure that risk, including information security risk, is appropriately identified, measured, managed, monitored, and reported within the governance structure approved by the board. The enterprise risk management program and framework is designed to ensure that all elements of the risk management process are in place and operating effectively across all risk categories and that the management of all risks is well integrated into the operations and culture of the bank. The Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal and regulatory requirements. The Board Compliance Committee assists the board with respect to compliance with legal and regulatory requirements. The Fiduciary Committee oversees the Company’s Wealth Management Department and assists the full board in managing risk associated therewith, as well as in fulfilling its responsibilities regarding fiduciary, agency, and custodial activities. The Nominating and Corporate Governance Committee oversees sustainability-and-governance-related risk management on at least a quarterly basis. Finally, the Compensation Committee has reviewed the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation program is not reasonably likely to encourage excessive risk-taking that would be likely to have a material adverse effect on the Company.
The entire board reviews and approves, on an annual basis, all significant policies that address risk within TrustCo’s consolidated organization. The board and its committees monitor risk through reports received on a periodic basis from management or from the Company’s independent registered public accounting firm and outside counsel, as appropriate, and the board annually approves the Company’s business continuity plan as well as its insurance program.
The Executive Vice President and Chief Operating Officer, Chief Risk Officer, Chief Financial Officer, General Counsel, and Director of Internal Audit evaluate the adequacy of the Company’s disclosure controls and procedures and facilitate the implementation of disclosure controls and procedures in a manner that captures information about the Company’s material risks.
Director Nominations
The nominees standing for election at the Annual Meeting were considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.
Criteria
The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the nominees for consideration at the Annual Meeting. Criteria that are to be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by Nasdaq’s listing standards, as well as skills, occupation, and experience in the context of the needs of the board. The Nominating and Corporate Governance Committee charter also sets forth certain qualities that the Nominating and Corporate Governance Committee should seek in nominees to the board, including high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects cognitive and experiential diversity.
The board sees refreshment as an important component of its operation and adopted a retirement age of 72 for new directors first taking office in or after 2017. A director may continue to serve after age 72 if the board finds that the services of such director are necessary to expedite the business of the Company and that he or she is mentally and physically able and competent to perform the full duties of the office of board member, however, in no event may a director serve beyond December 31 of the year that he or she reaches age 76. This retirement age affirmatively promotes refreshment. Further, through the board’s self-evaluation process, the board’s needs in terms of the experience and expertise of its members are continuously evaluated and the needs identified are considered in the process of identifying potential board candidates.
Process for Identifying and Evaluating Nominees for Director
The process that has been and will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board. The Company also has created advisory boards in the Northeast and Florida Regions that are intended, in part, to provide a pool of qualified and knowledgeable board candidates.

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THE ANNUAL MEETING – PROPOSAL ONE

Additionally, the Nominating and Corporate Governance Committee is authorized under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). After a potential candidate is identified, the committee investigates and assesses the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or elected to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.
Director Candidates Recommended by Shareholders
The Nominating and Corporate Governance Committee will consider shareholder-recommended director candidates for election to the board of directors. In considering whether to elect, or recommend to the shareholders for election, any shareholder-recommended candidate, the Nominating and Corporate Governance Committee will apply the same criteria and procedures used for other board candidates. Shareholders who wish to recommend a director candidate may do so in writing to TrustCo Bank Corp NY, Attention: Michael Hall, Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.
Director Candidates Nominated by Shareholders
In addition to recommending candidates to the Nominating and Corporate Governance Committee for consideration, a shareholder also may nominate persons for election to the board of directors in person at a shareholders meeting. Section 1.10 of TrustCo’s bylaws provides for procedures pursuant to which shareholders may nominate a candidate for election as a director of TrustCo. The chairman of the meeting of shareholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the bylaws, and, if the chairperson determines that a nomination is not in accordance with the procedures set forth in the bylaws, to declare to the meeting that such nomination shall be disregarded. In addition to satisfying the requirements under our bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than TrustCo’s nominees must provide notice to TrustCo that complies with the information and timing requirements of Rule 14a-19 under the Exchange Act.
Shareholder Communications with Board and Board Attendance at Annual Meeting of Shareholders
TrustCo provides a process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville New York, 12302. The Secretary will promptly relay to the addressee all such communications that he determines require prompt attention and will regularly provide the board of directors with a summary of all substantive communications.
Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings and all nine of our directors then in office attended the 2024 Annual Meeting.

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THE ANNUAL MEETING – PROPOSAL TWO

Proposal 2 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers
TrustCo has annually provided shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. This opportunity is often referred to as a “say-on-pay” vote or proposal.
The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. Please refer to the “Compensation Discussion and Analysis” for a discussion of the effect of the vote on the say-on-pay proposal at TrustCo’s 2024 Annual Meeting on the Compensation Committee’s decisions during 2024.
As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure for its executive officers designed to compare favorably with its peer group while taking into account the experience and responsibilities of each particular executive officer. TrustCo also seeks to provide compensation incentives that promote (i) the enhancement of shareholder value in conjunction with encouraging and rewarding a high level of performance evidenced through the achievement of corporate and individual financial and business objectives and (ii) managing and minimizing the level of risk inherent in the compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2024 reflects and supports these compensation policies and procedures.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on the outcome of this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

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THE ANNUAL MEETING – PROPOSAL THREE

Proposal 3 - Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of TrustCo’s board of directors has recommended, and the board of directors on February 18, 2025 reappointed, Crowe LLP as TrustCo’s independent registered accounting firm for the year ending December 31, 2025. At the Annual Meeting, shareholders will consider and vote upon the ratification of the engagement of Crowe LLP for the fiscal year ending December 31, 2025. Information with respect to the services provided in 2024 and 2023 to TrustCo by Crowe LLP is presented under the Audit Committee discussion below. Representatives of Crowe LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.
The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe LLP. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2024 and 2023 and of the effectiveness of internal controls over financial reporting, tax return preparation services, and other services provided by Crowe LLP during the years ended December 31, 2024 and 2023.

	2024($)	2023($)
Audit fees	803,600	656,863
Audit related fees(1)	—	22,500
Tax fees(2)	109,000	110,881
Total Fees	912,600	790,244

(1)	For 2023, audit related fees consisted of professional services for Form S-3 and Form S-8 consent procedures.
(2)	For 2024, tax fees consisted of tax return preparation services and for 2023, tax fees consisted of tax return preparation services and assistance with tax audits.
TrustCo’s Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
Pursuant to its charter, it is the Audit Committee’s responsibility to preapprove all audit and non-audit services provided by the Company’s independent registered public accounting firm, as well as any services provided by any other Registered Public Accounting firm. In considering non-audit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. In certain circumstances, the Audit Committee’s charter provides the Committee’s Chairman with the authority to preapprove services from the Company’s independent registered public accounting firm, which approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described herein were approved by the Audit Committee.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the appointment of Crowe LLP as TrustCo’s independent registered public accounting firm for the year ending December 31, 2025 be ratified.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to ratify the appointment of Crowe LLP as TrustCo’s independent registered public accounting firm for the year ending December 31, 2025. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

16	TrustCo Bank Corp NY 2025 Proxy Statement

AUDIT COMMITTEE

Audit Committee
The Audit Committee of TrustCo’s board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of eight directors, each of whom is independent under Nasdaq listing standards, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The Board of Directors has determined that Brian C. Flynn, meets the definition of “audit committee financial expert” adopted by the SEC and included in Nasdaq’s rules for listed companies. In addition, to assist in the performance of its duties, the Audit Committee retained Mengel Metzger Barr & Co., LLP, an independent accounting firm, as a consultant to the Committee. As consultants to the Audit Committee, a Mengel Metzger Barr & Co., LLP representative attends Audit Committee meetings on at least a quarterly basis, reviews all materials presented to the Audit Committee each month, responds to questions and inquiries from Audit Committee members, and questions, as appropriate, internal audit department personnel, representatives of the Company, the Company’s independent registered public accounting firm, and management prior to, during, and as follow up to Audit Committee meetings.
The Audit Committee operates under a written charter approved by the Board of Directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the Committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC. As described above, it is the Audit Committee’s policy to preapprove all audit and non-audit services provided by the Company’s independent registered public accounting firm, as well as any services provided by any other Registered Public Accounting firm.
Audit Committee Report
The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s independent registered public accounting firm for 2024, Crowe LLP, was responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures as well as evaluating the effectiveness of the Company’s governance, risk management, and internal control processes. In performing its oversight, the Audit Committee reviews the performance of Crowe LLP and TrustCo’s Director of Internal Audit.
In connection with these responsibilities, the Audit Committee met with management and Crowe LLP on February 18, 2025 to review and discuss TrustCo’s audited financial statements as of, and for, the year ended December 31, 2024. The Audit Committee also discussed with Crowe LLP the matters required to be communicated to audit committees in accordance with professional standards of the PCAOB and the SEC, received and reviewed the written disclosures and a letter from Crowe LLP required by relevant regulatory and professional standards of the PCAOB regarding auditor communications with audit committees concerning independence, and has discussed with Crowe LLP the independent accountant’s independence. The Audit Committee also considered whether the provision of non-financial audit services was compatible with Crowe LLP’s independence in performing financial audit services.
Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for TrustCo for the fiscal year ended December 31, 2024 be included in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee	Brian C. Flynn, Chair
Steffani Cotugno, DO
Lisa M. Lucarelli
Thomas O. Maggs
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Frank B. Silverman

Other Matters
TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, policies, and components of TrustCo’s 2024 executive compensation program for its named executive officers. In addition, the CD&A will discuss and analyze the decisions of and actions taken by the Compensation Committee during, before, and after 2024 as those decisions and actions relate to such objectives and policies and the compensation paid to or earned by the named executive officers during 2024. Information with respect to the number and price of shares of TrustCo common stock presented in the CD&A and the related executive compensation disclosures and tables with respect to time periods prior to the May 8, 2021 effective date of our 1-for-5 reverse stock split, have been adjusted to reflect such split.
Named Executive Officers
From the Company’s executive officers, TrustCo identified the following individuals as its named executive officers (“NEOs” or “named executive officers”) for 2024:
•	Robert J. McCormick, President and Chief Executive Officer, TrustCo and Trustco Bank
•	Michael M. Ozimek, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank
•	Scot R. Salvador, former Executive Vice President Commercial Banking, TrustCo and Trustco Bank (who retired from TrustCo and Trustco Bank effective December 31, 2024)
•	Robert M. Leonard, Executive Vice President and Chief Operating Officer, TrustCo and Trustco Bank
•	Kevin M. Curley, Executive Vice President and Chief Banking Officer, TrustCo and Trustco Bank
Highlights of 2024 Business Results
In 2024, TrustCo achieved strong performance despite a challenging economic environment characterized by inflation, sparse single-family home inventory, and elevated interest rates. TrustCo was able to produce these results due in large part to the realization of the effects of three earlier strategic decisions made by the executive management team: (1) TrustCo elected to maintain a strong cash position despite pressure to invest, which would have had the effect of locking in lower yields; (2) TrustCo stayed true to its foundational principle of strong underwriting, which resulted in high credit quality; and (3) TrustCo continued to foster strong customer relationships, which allowed the company to mitigate the effects of upward pressure on deposit rates while minimizing excess deposit runoff.
The chart below summarizes key results. TrustCo has outperformed its peer group on several metrics, including net income, ROAE, ROAA, EPS, nonperforming loans to total loans, non-interest expense, and efficiency ratio.

Company Performance
	2024 Results
Performance Metric	Company Results	Peer Group Average(1)
Net Income	$48.8 million	$43.6 million
Return on Average Equity (“ROAE”)	7.43%	5.09%
Return on Average Assets (“ROAA”)	0.80%	0.57%
Diluted Earnings Per Share (“EPS”)	$2.57	$1.51
Nonperforming Loans to Total Loans	0.37%	0.58%
Net Interest Income	$151,939	$190,617
Non-Interest Income	$19,834	$38,422
Non-Interest Expense	$105,727	$163,862
Efficiency Ratio	61.55%	67.11%
Shareholders’ Equity	$676.3 million	$795.8 million

(1)	Peer Group as identified on page 23 of this proxy statement. Data derived from S&P Capital IQ for the one-year period of December 31, 2023 through December 31, 2024.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives;
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need arises.
Key 2024 Compensation Decisions and Outcomes
The Compensation Committee made, or supported, the following pay decisions in 2024:
Base Salaries. All of the NEOs voluntarily reduced their base salaries in August 2023 based upon shareholder input derived from the say-on-pay vote in May 2023 and the expectation that 2023 would not see corporate performance at the historic levels produced in 2022. Except for modest adjustments associated with elevations to Chief Operating Officer and Chief Banking Officer, salaries for the NEOs in 2024 were unchanged from the 2023 reduced amounts and were for Messrs. McCormick, Salvador, Leonard, Ozimek, and Curley as follows: $975,000; $500,000; $502,308; $415,000; $397,308, respectively. For 2025, all NEOs continuing their employment with the company in 2025 received an increase of approximately 4%. Base salaries for 2025 for Messrs. McCormick, Leonard, Ozimek, and Curley, therefore, are $1,014,000; $525,200; $431,600; and $416,000, respectively.
Annual Cash Incentives. The Compensation Committee, taking into account strong shareholder support for the executive compensation program, retained absolute, rather than relative, measures as the performance goals in the Executive Officer Incentive Plan, the Company’s short-term plan. The Compensation Committee retained the following metrics for this plan: return on average assets, adjusted efficiency ratio, diluted earnings per share, and net charge offs as a percentage of average loans outstanding. During the performance period, only net charge offs as a percentage of average loans outstanding was achieved at a level triggering an award. Net charge offs were below 0.05% for the year, meeting the superior level of performance, and, therefore, the maximum award related to that metric. Accordingly, Mr. McCormick received a payout equal to 22.50% of base salary and each other named executive officer received a payout equal to 18.75% of base salary, or $219,375; $77,813; $93,750; $94,183; $74,495 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively.
Long-Term Incentive Awards. Beginning with awards granted in November 2023, the payouts of the long-term awards were in the form of equity, rather than cash. This feature was retained for awards made in November 2024. In 2024, as in past years, we granted our named executive officers awards using the grant date fair value.
Engagement, Feedback and Changes
TrustCo values shareholder views and insights and believes that its engagement program builds informed relationships, promotes transparency, and improves accountability. The ultimate goal is to appropriately relate executive pay to corporate performance and provide our investors with a meaningful voice relating to our compensation practices.
In 2024 and early 2025, TrustCo continued its vigorous shareholder engagement program, which in some instances involve independent directors, reaching out to its top 25 investors, representing approximately 62% of its outstanding shares. Through that outreach, TrustCo had off-season conversations with investors representing approximately 5% of the outstanding shares. Trustco also reached out to two major proxy advisory firms, who indicated they did not see a need for an engagement discussion at the time.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

In response to the input received over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its operations and the compensation of its executives. The goal of these efforts is to provide shareholders with the data needed to evaluate fully the Company’s performance as measured against relevant metrics. Specifically, in response to recent feedback, TrustCo has made the following changes to its executive compensation program for the reasons stated:

Change Made in Response to Feedback		Intended Impact
•	Closed the Payment in Lieu of SERP Benefit to New Executives	•	Eliminate a Disfavored Program Feature and reduce Total Compensation Across the Board
•	Changed Long-Term Award Payout from Cash to Equity	•	Increase Executive’s Ownership Stake, Enhance Incentive to Create Long-Term Shareholder Value
•	Changed from Relative Metrics for awards granted under the EOIP to Absolute Metrics	•	Improve Executive Accountability for Performance; Adopt Preferred Practice

The responsiveness of the Compensation Committee to input from various sources demonstrates the Company’s commitment to giving stakeholders meaningful input.
2024 Performance-Based Compensation
Our compensation philosophy is to place at risk a significant portion of executive officers’ total compensation, making it contingent upon the Company’s performance while maintaining consistency with our risk management policies.
The Executive Officer Incentive Plan (“EOIP”), our annual incentive plan, is based on rigorous performance goals. In determining the performance metrics, goals, and weighting of the potential bonus opportunity for the 2024 performance year under the Trustco Bank EOIP, the Committee considered the following factors:
•	Recent company performance;
•	Strategic goals;
•	Performance of the Company’s peer group;
•	Analyst and shareholder expectations; and
•	Long-term benefit to shareholders.
From the list of possible performance metrics provided by the EOIP, the Committee has identified the following metrics, as defined, as the most appropriate measures for the determination of bonus opportunities under the EOIP for the 2024 program year (noting that other metrics are employed in other components of the overall executive compensation program):
•	Return on Average Assets – Net income as a percent of average assets.
•
Adjusted Efficiency Ratio – Total noninterest expenses as determined under GAAP, excluding other real estate expense, net, strategic branch closing costs, and a non-recurring expense related to the settlement of a class action lawsuit, divided by net interest income and total noninterest income as determined under GAAP, excluding gain/loss on the disposal of assets from strategic branch closures from this calculation and net gains on equity securities.

•	Diluted Earnings Per Share – Net income divided by diluted shares outstanding.
•	Net Charge Offs as a percent of Average Loans Outstanding (less average unearned income) – Calculated by dividing net charge offs into average outstanding loans less average unearned income.
In part, the “Target” level of performance for the 2024 program year was determined with reference to the Company’s 2024 business plan as adopted by the board of directors in October 2023, which is referred to as the Company’s “Profit Plan.” The Profit Plan is an appropriate reference for this purpose because it takes into consideration the Company’s overall budget, with its inherent assumptions. Those budgetary assumptions provide the necessary level of depth to the analysis in that they consider Company-specific and macro-economic factors such as the rising or falling nature of the interest-rate environment, the relative stability (or volatility) of that environment, the resulting cost of funds, the anticipated demand for residential mortgage products and services in Trustco Bank’s area of operation, the availability of funds for core deposit accounts, the impact of the model factors in the Company’s allowance for credit losses on loans, among other factors. The Profit Plan also takes into account the Company’s strategic goals and its recent performance in the areas measured by the identified metrics. These factors, in sum, suggested that the Company’s performance in 2025 would be roughly comparable to the performance achieved in 2024.

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The “Target” level of performance also takes into consideration the Committee’s understanding of analyst and shareholder expectations and the Committee’s desire to provide appropriate incentive to the executives to generate long-term shareholder value. Specifically, it is the Committee’s goal in this regard to align pay with performance in the areas identified by the Committee as important in light of the factors and process outlined above, and to balance risk and reward by encouraging Company executives to operate the Company in a manner consistent with the board-determined risk tolerance.
To illustrate how the board has synthesized the various factors described above into a comprehensive executive compensation program, the following example is offered. The board has identified the need for loan and deposit growth as strategic priorities. To facilitate such growth, the board has strategically adjusted the geographic area available for deposit gathering, entered the cannabis banking space, and is refining the Company’s risk profile in order to provide the foundation upon which success in these areas can be built. The desired business impact of these items, and the success of the executives in achieving those impacts, as measured against specific goals, are the framework of the compensation program.
The same factors have been utilized by the Committee in setting the performance ranges and corresponding bonus opportunities. With respect to ROAA, the Committee adopted a 10% variation from “Target” for both the “Threshold” and “Superior” goal levels. The determination in this regard utilized the process outlined above and particularly takes into consideration historical Company performance, current and near-term strategic goals, and recent market and other macro-economic trends. With respect to Earnings Per Share, the Committee determined that an 8% variation from “Target” for “Threshold” and “Superior” goal levels based upon its analysis of the interest-rate environment, its anticipation of a resulting increase in the cost of funds, and an anticipated decrease in the demand for residential mortgage financing due to higher retail-level interest rates and a continued shortage of inventory. The anticipated lower demand also is influenced by macro-economic factors such as unemployment, inflation, and generalized uncertainty in the economic markets in the bank’s area of operation. With respect to Adjusted Efficiency Ratio, the Committee adopted a 4% variation from “Target” for both the “Threshold” and “Superior” goal levels. This determination is based upon the Company’s consistent performance against this measure over time impacted by what the Committee anticipates will be an economic climate where efficiency will suffer due to higher cost of funds, together with the other factors that underlie the Company’s Profit Plan. Finally, with respect to Charge Offs, a 5% variation from “Target” for “Threshold” and “Superior” goal levels takes into consideration Trustco Bank’s historic good performance with respect to credit quality in general, and charge offs in particular, while also accounting for potentially negative economic factors such as unemployment, rising interest rates, and elevated inflation.
As an additional point of reference, the Committee considered the performance of companies in the peer group on similar metrics. This information informs the evaluation of possible performance over time in varying environments.
For 2024, the Compensation Committee awarded 60% of our NEOs’ long-term incentive awards in the form of performance-based units (“PSUs”). PSUs are subject to three-year performance metrics tied to Return on Average Equity and will vest at the end of a three-year performance period. Additionally, if non-performing assets to total assets of the Company increases beyond 1.75% for one or more quarters, as published in the quarter-end results during the Performance Period, the total amount earned pursuant to this Award shall be reduced by one quarter. The Compensation Committee awarded the remaining 40% of the long-term incentive grants in the form of time-based restricted stock units (“RSUs”) that vest ratably over three years. The Committee continued in 2024 the practice adopted in 2023 of having equity awards pay in the form of equity, rather than cash.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

The following charts depict for Mr. McCormick and the other NEOs, the components of compensation that are at risk based upon the satisfaction of performance measures. Percentages shown assume performance is achieved at the target level of performance.

(1)
Base Salary represents the salaries paid during 2024. For Messrs. McCormick, Ozimek, Salvador, Leonard and Curley these were $975,000, $415,000, $500,000, $502,308 and $397,308, respectively. Retirement benefits and perquisites are excluded.

(2)
Equity awards are both the PSUs and RSUs received in 2024. The amount represents the shares granted times the grant date fair value ($27.09). The PSUs are reflected as paying out at target. The total amount of the awards reflected in the above charts are $950,021, $250,008, $0, $350,025, and $300,016 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively.

(3)
The performance-based payment (in cash or stock) represents the amount received from the 2024 Executive Officer Incentive Plan. Mr. McCormick would receive $219,375 and Messrs. Ozimek, Salvador, Leonard, and Curley would each receive $77,813, $93,750, $94,183 and $74,495, respectively.

Our Compensation Governance Practices

WHAT WE DO		WHAT WE DON’T DO
✔	Tie a significant portion of executive pay to corporate performance	✘	We do not grant multi-year guaranteed incentive awards for executive officers
✔	Establish separate metrics for our short-term and long-term incentive plan designs to evaluate performance	✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✔	Use balanced performance metrics which consider both the Company’s absolute performance and its relative performance versus peers	✘	We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013
✔	Provide for more than one metric for vesting under our PSUs	✘	We do not permit our executives to hedge or pledge Company securities
✔	Require stock ownership and retention guidelines for executive officers	✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval
✔
Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance program and executive compensation practices
		✘	We will not provide a cash payment in lieu of supplemental executive retirement plan to new executives in 2025 and beyond.
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material financial statement restatement or material fraud or misconduct
✔	Settle PSUs in equity rather than cash

Compensation Committee and Management’s Role in Determining Compensation for the Named Executive Officers
The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity-incentive arrangements, annual incentive arrangements, and all other benefit and compensation programs for the Company’s named executive officers. The Compensation Committee is solely

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

responsible for setting the compensation of Mr. McCormick. As for the other named executive officers, the CEO generally makes recommendations to the Compensation Committee considering the named executive officers’ performance, the Company’s performance, and other factors. The Compensation Committee then evaluates the recommendations and determines the levels and structure of these executive officers’ compensation.
In making its decisions, the Compensation Committee considers a number of factors including among others:
•	TrustCo’s and Trustco Bank’s attainment of net income goals,
•	The Company’s operating performance against its past performance and that of its peers,
•	Total shareholder return,
•	Overall profitability from year to year,
•	Company efficiency, and
•
Banking experience of individual named executive officers, the scope of their responsibility within the overall organization, their individual performance, and the specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria, but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.
Use of Peer Companies
We evaluate annually the group of peer companies used as a reference point for evaluating executive compensation and establishing performance goals (“Peer Group”). As it considered what companies to use in the list of peer companies for 2024 compensation, the Compensation Committee decided to include comparable companies in the states of Florida, Massachusetts, New Jersey, New York, and Pennsylvania in order to maintain TrustCo’s positioning near the median of the peer group based on asset size. With input from management, the Committee used the following criteria to determine peer companies for 2024 comparisons: publicly-held banks and thrifts with assets of approximately $2 billion to $10 billion operating in the listed states. This asset range compares reasonably to the Company, which as of December 31, 2023, had total assets of approximately $6 billion. Peer group criteria have stayed relatively consistent from year-to-year; however, the composition of the peer group changes from year to year as new companies enter the relevant market or on account of changes resulting from mergers and acquisitions and changes in the size of companies when they fall out of the asset range. Other than an adjustment for a company that was acquired and the addition of two new companies to achieve the desired number of companies in the group, the list of peer companies is the same as the prior year.

Institution	State	Institution	State
Arrow Financial Corp.	NY	HarborOne Bancorp Inc	MA
BCB Bancorp Inc.	NJ	Kearny Financial Corp.	NJ
Capital City Bank Group Inc.	FL	Mid Penn Bancorp	PA
CNB Financial	PA	NBT Bancorp Inc.	NY
Columbia Financial	NJ	Northfield Bancorp	NJ
ConnectOne Bancorp Inc.	NJ	S&T Bancorp	PA
Financial Institutions Inc.	NY	The First Long Island Corp.	NY
FineMark Holdings, Inc.	FL	Tompkins Financial Corporation	NY
First Commonwealth Financial	PA	Univest Financial Corp.	PA
Flushing Financial Corp.	NY

As part of the Company’s analysis, review, and implementation of its executive compensation program, the Compensation Committee reviews aspects of the financial performance of a group of companies the Company considers to be its peers, as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s PSUs are based upon the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. The Compensation Committee may also review the total compensation, including base salary, incentive compensation, equity awards, and other compensation, paid to the top five executive officers of these peer companies. While the

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee considers the financial performance and the compensation paid to the named executive officers of these peer companies, it does not solely base award payouts or compensation levels on peer data. Rather, the Compensation Committee uses the information as a general guide to setting compensation for the Company’s named executive officers.
Compensation Consultants
The Compensation Committee periodically, but not necessarily annually, retains compensation consultants, reviews information provided by or through third-party sources, and often relies on TrustCo’s Human Resources Department to gather such information. For the 2024 compensation program year, the Company chose to rely on in-house expertise. No compensation consultant was engaged for the 2024 fiscal year.
2024 Executive Compensation Program
For 2024, there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements:

Key Elements	Sub-Elements
Annual Cash Compensation	Salary and Executive Officer Incentive Plan
Long-Term Compensation	Time and Performance-Based Restricted Stock Units
Benefits	401(k) Plan, Supplemental Retirement Plan Payments, payments in lieu of Supplemental Retirement Plan Payments, and Other Benefits
In a broad sense, the Compensation Committee initially considers total compensation levels of the Peer Group prior to making compensation decisions with respect to each of the individual elements of executive compensation. The Compensation Committee does not have a formal policy of targeting pay to its named executive officers at a certain percentile of the market. The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2024, including the relevant history of those components and the compensation decisions made for 2024.
Annual Compensation
Base Salary
Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation that is fixed to give the Company’s named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for the Company’s named executive officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the Peer Group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and also are reviewed upon the request of the board of directors.
In December 2023, the Committee considered base salaries for the NEOs for 2024 in light of corporate performance during 2023, the need to encourage future growth and performance, and the specific circumstances of each officer. At that time, it was determined that the 2023 mid-year adjustments reflected the appropriate base salary levels and those amounts were carried forward for 2024. Accordingly, base salaries for 2024 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, are as follows:

Name	2024 Annual Base Salary ($)	2023 Annual Base Salary ($)	Change from 2023 (%)
Robert J. McCormick	975,000	1,057,212	-7.78
Michael M. Ozimek	415,000	431,442	-3.81
Scot R. Salvador(1)	500,000	565,769	-11.62
Robert M. Leonard	502,308	565,769	-11.22
Kevin M. Curley	397,308	411,442	-3.44
(1)	Mr. Salvador retired from TrustCo and Trustco Bank effective December 31, 2024.
Executive Officer Incentive Plan for 2024
The EOIP provides for annual cash bonus compensation for the named executive officers based upon the achievement of certain corporate performance targets. The Compensation Committee reviews and adjusts, as appropriate, the bonus opportunities, performance targets, structure, and other metrics on an annual basis. In December 2023, the Compensation Committee met and approved the cash bonus program for 2024.

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For 2024, the performance measures used for bonuses granted under the EOIP were absolute metrics. Bonuses for 2024 were based upon corporate targets using the following levels of achievement: Threshold (30% of base salary for our CEO and 25% of base salary for all other named executive officers); Target (60% of base salary for our CEO and 50% of base salary for all other named executive officers); and Superior (90% of base salary for our CEO and 75% of base salary for all of our other named executive officers); level of achievement.
The following table sets forth the 2024 corporate performance targets, weightings, levels of achievement, and other details under the EOIP:

Goal Metrics and Definitions	Weighting	Threshold	Target	Superior
Return on Average Assets – Net Income as a percent of average assets.	25%	0.85%	0.95%	1.05%
Adjusted Efficiency Ratio – Noninterest expense before foreclosed property expense, amortization of intangibles, goodwill impairments, and nonrecurring items as a percent of net interest income (fully taxable equivalent, if available) and noninterest revenues, excluding only gains from securities transactions and nonrecurring items.	25%	59.50%	57.00%	54.50%
Diluted Earnings Per Share – Net income divided by diluted shares outstanding.	25%	$2.90	$3.15	$3.40
Net Charge offs as a percentage of Average Outstanding Loans (less average unearned income) – calculated by dividing net charge offs into average outstanding loans less average unearned income.	25%	0.15%	0.10%	0.05%

Based upon the Company’s 2024 performance, the 2024 EOIP generated 22.50% to Mr. McCormick and 18.75% of base salary to the remaining participating named executive officers. The amounts paid in 2025 under the 2024 Executive Officer Incentive Plan to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, were $219,375, $77,813, $93,750, $94,183, and $74,495, respectively.
Long-Term Compensation
Long-Term Incentive Program
The Company maintains a long-term incentive compensation program through the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), which was established to advance the interests of the Company and its shareholders by providing employees, including named executive officers, an opportunity to earn compensation tied to the value of our common stock. The 2019 Equity Incentive Plan permits the grant of a variety of equity-based awards, including stock options, restricted stock, and restricted stock units (both time-based and performance-based). The 2019 Equity Incentive Plan is administered by the Compensation Committee, which is authorized to determine participants, award levels, and other terms and conditions of awards as stated in the plan, including vesting conditions which may be time- or performance-contingent. In making award determinations, the Compensation Committee considers each named executive officer position, its scope of influence, and its ability to drive the long-term financial performance of the Company. The Compensation Committee also may review awards granted to similarly situated officers at Peer Group companies. Awards are intended to encourage each named executive officer to develop a sense of ownership in the Company’s financial growth and the creation of shareholder value.
The Compensation Committee grants equity awards in the fall, before the end of our fiscal year, at approximately the same time that it determines bonus compensation amounts and performance goals for the next fiscal year. In making the 2024 annual equity awards, the Compensation Committee awarded a specific present value of long-term compensation in the form of time-vested and performance-vested awards to each of the named executive officers based on their position and contributions to the Company. Consistent with the Company’s continued emphasis on performance-based compensation tied to specific corporate goals, the Compensation Committee maintained its practice of weighting the awards more heavily towards performance-based awards and allocated 60% of each named executive officer’s award value to PSUs that vest based upon financial metrics over the following three fiscal years (see below) and 40% of each named executive officer’s award value to RSUs. The Compensation Committee continued its practice of paying these awards upon vesting in shares of Company stock.
Time-Based Restricted Stock Units
In November 2024, the Compensation Committee granted the following RSUs to each of the named executive officers:

Named Executive Officer	RSUs(1) (#)
Robert J. McCormick	10,448
Michael M. Ozimek	2,750
Scot R. Salvador(2)	—
Robert M. Leonard	3,850
Kevin M. Curley	3,300
(1)
In 2024, the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($36.37) on the day of issue (November 19, 2024).

(2)	Mr. Salvador did not receive any equity award grants in 2024 due to his retirement as of December 31, 2024.

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The periods of restriction applicable to the RSUs will lapse in three equal vesting periods in November of 2025, 2026, and 2027, respectively. The RSUs granted in November 2024 will settle in shares of TrustCo common stock if and when they vest. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Upon a change in control of TrustCo, the RSUs will be settled in accordance with the provisions of the plan, which contains a “double-trigger” change in control acceleration provision.
The definition of “change in control” is contained in the 2019 Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the Performance Bonus Plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable.
The following restricted unit awards from prior grants vested in 2024:

	Time-Based Restricted Stock Units Vesting in 2024
Named Executive Officer	Number of 2021 Shares that Vested(1)(#)	Amount of Cash Received on Vesting(1)($)	Number of 2022 Shares that Vested(2)(#)	Amount of Cash Received on Vesting(2)($)	Number of 2023 Shares that Vested(3)(#)	Amount of Cash Received on Vesting(3)($)
Robert J. McCormick	3,456	126,697	3,067	112,436	4,184	153,846
Michael M. Ozimek	988	36,220	876	32,114	1,107	40,704
Scot R. Salvador	988	36,220	876	32,114	—	—
Robert M. Leonard	1,383	50,701	1,227	44,982	1,600	58,832
Kevin M. Curley	988	36,220	876	32,114	1,107	40,704
(1)	On November 16, 2024, one-third of the 2021 RSUs vested.
(2)	On November 15, 2024, one-third of the 2022 RSUs vested.
(3)	On November 21, 2024, one-third of the 2023 RSUs vested. For Mr. McCormick this included one-third of the supplemental grant that he received in March, 2023.
(4)	Mr. Salvador did not receive any equity awards in 2023 in connection with his previously announced retirement, which was effective as of December 31, 2024.
Performance-Based Restricted Stock Units
In November 2024, the Compensation Committee granted the following PSUs to each of the NEOs:

Named Executive Officer	PSUs at Target(1) (#)
Robert J. McCormick	15,673
Michael M. Ozimek	4,124
Scot R. Salvador(2)	—
Robert M. Leonard	5,774
Kevin M. Curley	4,949
(1)
In 2024 the amount of this award was determined as a dollar amount. The number of units granted was based on that amount divided by the closing stock price ($36.37) on the day of grant (November 19, 2024).

(2)	Mr. Salvador did not receive any equity awards in 2024 in connection with retirement effective as of December 31, 2024.
Each PSU granted in November 2024 represents the right to receive upon settlement the number of shares of TrustCo common stock supported by the achieved performance. Achievement of the performance condition will be measured by the Company’s Return on Average Equity (“ROAE”), which is measured as the average of the Company’s ROAE for each of the three years within the Performance Period compared with the ROAE of members of the comparative group of peer companies identified by the Committee (the “Peer Group”) during the same period (calculated by determining the performance of the Peer Group in each year and then calculating the three-year average of each member of the Peer Group expressed as a percentile rank of the Company compared to the members of the Peer Group (“Percentile Rank”), subject to possible adjustment based upon the Company’s non-performing assets. The PSUs generally will vest at the end of a three-year performance period based on continued employment through the end of the performance period and the achievement of the corporate performance goals set forth at the time of grant. The three-year performance period for the 2024 awards runs from January 1, 2025 through December 31, 2027 (the “Performance Period”).

Return on Average Equity for the Performance Period
Percentile Ranking	Factor (%)
At or above 75th percentile of the Peer Group	150
55th - 74th percentile of the Peer Group	100
25th - 54th percentile of the Peer Group	25
Below 25th percentile of the Peer Group	0

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Additionally, if non-performing assets to total assets of the Company increases beyond 1.75% during one or more quarters of the Performance Period, the total amount of the award to be paid pursuant to these PSUs shall be reduced by one quarter.
PSUs may vest prior to the end of the performance period upon the death or disability of a participant on a pro rata basis and will be settled at the end of the performance period based on the Company’s performance. In the event of a change in control of TrustCo, the named executive officer’s awards would settle as follows:
•
Messrs. Ozimek, Leonard and Curley’s awards would settle on a pro rata basis based on target at the time of the change in control if their employment is terminated without cause (i) within 12 months prior to the change in control or (ii) within 24 months following the change in control.

•
Mr. McCormick’s awards would settle on a pro rata basis based on target at the time of the change in control if (i) the change in control occurs while he was employed by TrustCo or TrustCo Bank or (ii) he is terminated without cause within 12 months prior to the change in control.

The payment of shares will be governed by the terms of the 2019 Equity Incentive Plan.
Achievement of 2021 PSUs
In November 2021, the named executive officers each received PSUs which had a three-year performance period that began on January 1, 2022 and ended on December 31, 2024. Results between performance levels is paid out using straight-line interpolation to reward incremental performance:

Named Executive Officer	Threshold (#)	Target (#)	Maximum (#)
Robert J. McCormick	11,664	15,551	23,327
Michael M. Ozimek	3,333	4,444	6,666
Scot R. Salvador	3,333	4,444	6,666
Robert M. Leonard	4,666	6,221	9,332
Kevin M. Curley	3,333	4,444	6,666

Achievement of the performance-goals condition was measured as the Company’s return on average equity measured as the average of each of the three years against a comparative group of peer institutions for the Performance Period.

Percentile Ranking	Factor (%)
Above 60th percentile of the Peer Group	150
50th - 59th percentile of the Peer Group	100
40th - 49th percentile of the Peer Group	75
Below 40th percentile of the Peer Group	0

In 2025, it was determined that the Return on Average Equity performance goal for the 2021 awards was above the 60th percentile. Accordingly, the awards were paid out at 150% target resulting in the following cash payouts:
Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley received cash payments of $777,022, $222,044 $222,044, $310,849 and $222,044 respectively, with respect to the 2021 PSUs, based on the $33.31 closing price per share of TrustCo common stock on December 31, 2024.
Performance Bonus Plan and Performance-Based Stock Appreciation Unit Awards
The Company adopted the Performance Bonus Plan for its most senior executive officers in 1997, and it was amended and restated in 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. This plan provides cash compensation to Messrs. McCormick and Salvador in the event of a change in control of the Company based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a change in control. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Messrs. McCormick and Salvador were each awarded 104,940 units in 2004 at a price of $53.90 per unit and $65.75 per unit, respectively. In 2014, in connection with Mr. Leonard’s promotion to the senior executive management team, the Company granted Mr. Leonard an award of 60,000 performance-based stock appreciation units with a per-unit price of $34.75 under a separate agreement with him (the “PSAUs”). The PSAUs are similar to the awards granted to Messrs. McCormick and Salvador under the Performance Bonus Plan, however, the PSAUs pay out in cash solely upon a “double trigger” (i.e., both a change in control and termination of employment) and Mr. Leonard will not receive a tax gross-up to cover potential excise taxes under Section 4999 of the Internal Revenue Code. The PSAUs vest upon (i) a termination of Mr. Leonard’s employment without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive cash compensation based upon

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the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever value is greater). Although the Company is not actively seeking to be acquired, the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties.
The Performance Bonus Plan and the PSAUs were designed to accomplish two objectives with respect to these senior executive officers. First, the plan is intended to reward the executive officers for a successful strategic acquisition that is in the best interest of our shareholders. Second, because it is unlikely that following any change in control, TrustCo’s senior executive officers would continue to have the same level of responsibility and compensation as they currently have with TrustCo and inasmuch as these senior executive officers may perceive significant risks in any such reduced responsibility and compensation resulting from any such acquisition, the Performance Bonus Plan and the PSAUs, along with the change in control benefits available under the senior executives’ employment agreements, are designed to encourage these highly qualified executives to remain with the Company through the consummation of such acquisition and to attract other executives as may be necessary.
The Compensation Committee believes that the definition of change in control in the Performance Based Plan and the PSAUs (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Messrs. Ozimek and Curley do not participate in the Performance Bonus Plan and have not been awarded PSAUs.
Other Annual Benefits
Annual Benefits
The Company provides certain other annual benefits to the named executive officers in order to maintain the market competitiveness of our overall compensation package and to support the executive officers in meeting the needs of the business. In addition to the specific reasons set forth below for providing these benefits, the Compensation Committee believes they help to provide a comprehensive compensation program that fosters the retention of our current executive officers and also serves to attract new highly talented, results-driven executives as the need may arise. The benefits are intended to maximize the productivity and availability of our executives. All named executive officers participate in the following executive benefit programs.
Executive Medical Reimbursement Plan
The Company’s executive medical reimbursement plan is intended to provide for the reimbursement of medical, hospitalization, and dental expenses that exceed the deductible or co-payment limits under the Company’s general medical insurance plans. The plan is offered to ensure the executives health and welfare in order to ensure business continuity and provide them with a certain level of financial security in the face of extraordinary medical expenses, thus ensuring they remain focused on the Company’s business goals.
Executive Use of Cars
The Company provides the named executive officers with the use of a Company vehicle.
Club Memberships
The Company provides the named executive officers with membership in a club of their choice, providing a platform for the executives to entertain clients and potential clients of the Company in a more informal environment, and fosters interaction with other community leaders, which is intended to drive business development and, ultimately, Company performance.
Financial Planning
The NEOs have available to them, at Company expense, financial planning services by a professional consulting firm in order to allow our executives to focus more on business responsibilities. This benefit is extended to a select group of executives based upon their individual situations and positions within the Company and is intended to enhance the overall efficiency of the Company’s executive compensation program. It helps to ensure that the participating executive officers consider and properly plan for various estate and income tax consequence associated with their compensation programs, taking into account their individual circumstances, and allows for them to maintain their focus on Company business.
Additional Tax Payments
The Company makes additional annual payments to the named executive officers to ensure that the effect of the above-mentioned other annual benefits is tax neutral to the executives. Given that these benefits are generally designed with a business purpose, this additional tax benefit ensures that the value of these other annual benefits is not diminished and does not create additional financial consequences for the executives.

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Retirement Compensation
The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.
Retirement Plan and Profit Sharing/401(k) Plan
The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen” in 2006, and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan, and in the Profit Sharing/401(k) Plan.
Supplemental Retirement Plan
The Company maintains a SERP, which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the SERP are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum deferral of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the SERP. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.
The Compensation Committee believes that the SERP, together with the Retirement Plan and the Profit Sharing/401(k) Plan, promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP was historically limited to a select group of executives of TrustCo who are highly-compensated employees, and an employee must be selected by the board of directors to participate in the plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implementing regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The Committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP, as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. A similar provision was added to Mr. Leonard’s employment agreement in 2013 and Messrs. Ozimek’s and Curley’s employment agreements upon their promotion to the senior executive management team in December 2018. For the 2024 plan year, the Company paid in January 2025 Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley cash payments of $651,110, $479,106, $256,087, $454,748 and $464,589, respectively, in lieu of the SERP. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive. For 2024, among the Company’s named executive officers, only Messrs. McCormick and Salvador were participants in the SERP, which is frozen. Mr. Salvador no longer participates in the SERP as a result of his retirement effective as of December 31, 2024. Moreover, in response to shareholder feedback, the Committee determined to terminate the benefit provided in lieu of the SERP to new executives, effective as of December 2024.
Employment Agreements
As discussed in more detail below, TrustCo and Trustco Bank entered into an employment agreement in 2008 with Mr. McCormick that generally provides for his annual compensation and benefits and certain termination benefits in connection with a change in control. Specifically, the agreement provides for (i) a change in control/severance payment upon the earlier to occur of a change in control or a termination of the executive’s employment within one year prior to a change in control in an amount equal to 2.99 times his annual compensation in effect at the time of his termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within two years following a change in control. In addition, the agreement provides for the reimbursement of certain post-termination medical expenses in the event of a termination of the executive’s employment (i) on account of death, disability, or retirement at any time during his employment, or (ii) for any reason (other than for cause) within two years following a change in control. Although this legacy agreement is structured to avoid the

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imposition of excise taxes under Section 4999 of the Internal Revenue Code, the agreement also provides for a tax gross-up payment, if necessary, to mitigate against any excise tax that might be imposed under Section 4999 and ensure that the executives receive the full intended change in control/severance payment, should any such excise tax be imposed. As noted above, this employment agreement, along with the Performance Bonus Plan, are intended to reward the Company’s most senior executive officers for a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction.
Prior to his retirement effective as of December 31, 2024, Mr. Salvador was a party to an employment agreement with TrustCo and Trustco Bank on substantially the same terms as Mr. McCormick’s employment agreement described above.
Additionally, TrustCo and Trustco Bank are parties to employment agreements with Mr. Leonard, Mr. Ozimek and Mr. Curley. Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreements each provide for certain termination benefits in connection with a change in control. Specifically, they shall receive a change in control/severance payment in an amount equal to 2.99 times annual compensation in effect at the time of termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within one year prior to or two years following a change in control. They each receive the same medical reimbursement benefits and perquisites provided to Messrs. McCormick, and Salvador upon the termination of his employment for death, disability, retirement, or for any reason (other than for cause) within two years following a change in control. While Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s agreements are also structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, they do not provide for a similar excise tax gross-up. Similar to the employment agreements for Messrs. McCormick and Salvador, Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreements are intended to encourage the executive to remain with the Company up to and through the consummation of a successful strategic acquisition of TrustCo and Trustco Bank in order to ensure a stable management team through the consummation of such transaction.
Compensation Risk Management, Policies and Practices
Stock Ownership Guidelines
The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The stock ownership guidelines were updated to specifically exclude stock options, and unvested performance awards also do not count toward the guidelines. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to own a number of shares equal in value to four times his base salary, and as Executive Vice Presidents, Messrs. Leonard, Ozimek, and Curley are each expected to own a number of shares equal in value to two times their base salary. These guidelines for members of senior management are expected to be achieved within five years of being appointed to their positions. As of December 31, 2024, Messrs. McCormick, Leonard, Ozimek, and Curley all have achieved compliance with the requirements. Shares acquired through compensation-related awards must be retained by directors and members of senior management until the required share ownership threshold has been met, provided, however that the holding requirement applies to the net after-tax amount of vested shares. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on TrustCo’s Executive Officers” and in the Outstanding Equity Awards as of December 31, 2024 table.
Each Director is expected to beneficially own at least 2,000 shares. As of December 31, 2024, all directors have satisfied the ownership requirement except for Mr. Powell and Dr. Cotugno, who are within the five-year period allotted for the accumulation of the required number of shares.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits all of our executive officers and directors, as well as additional persons who are subject to our Insider Trading Policy, from engaging in any hedging or monetization transactions or similar arrangements with respect to any of our equity securities held by them and also prohibits them from pledging any of their Company equity securities, including by holding such shares in a margin account. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities including buying or selling puts or calls or purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. The hedging and pledging restrictions are set forth in the TrustCo Insider Trading Policy, which can be found under the investor relations link on the Company’s website. The information found on the Company’s website is not incorporated by reference in this proxy statement or any other report that the Company files or furnishes to the SEC. Individuals who are not covered employees are not subject to this policy.

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Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
In response to Item 402(x)(1) of Regulation S-K, we do not grant awards of stock options, stock appreciation rights or similar option-like instruments. Accordingly, we do not have a specific policy or practice on the timing of such awards in relation to our disclosure of material nonpublic information. In the event we determine to grant such awards, we will evaluate the appropriate steps to take in relation to the foregoing. The Compensation Committee grants equity awards in the fall, before the end of our fiscal year, at approximately the same time that it determines bonus compensation amounts and performance goals for the next fiscal year.
Clawback Policy
In July of 2016, TrustCo adopted an Executive Compensation Clawback Policy that provides for the recovery by the Company of certain elements of compensation received by executive officers of the Company if the Company is required to restate its financial statements or if an executive officer has committed an act of material fraud or misconduct. In September 2024, the board adopted a new Executive Compensation Clawback Policy, effective as of October 2, 2024, that is intended to satisfy all applicable requirements of the Securities and Exchange Commission and Nasdaq listing standards. Such policy applies to certain incentive compensation received by executive officers of the Company on or after October 2, 2024, as provided for under the policy.
Under the new Executive Compensation Clawback Policy, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with a financial reporting requirement under the securities laws, regardless of whether such restatement is a result of misconduct, and the Compensation Committee determines that one or more of the Company’s executive officers covered by the Clawback Policy received incentive-based compensation in excess of what should have been received based on the restatement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, the Company must recover the amount of such excess compensation, subject to certain limited exceptions.
In addition, to the extent that the Compensation Committee determines that one or more of its executive officers committed one or more willful acts of material fraud or material misconduct that directly or indirectly had a material adverse effect on the Company, the Compensation Committee may, in its sole discretion, recover some or all of the incentive-based compensation awarded to or received by such officers during the twelve-month period following the commission of the acts of material fraud or misconduct and/or the occurrence of a material adverse effect.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee	Thomas O. Maggs, Chair
Steffani Cotugno, DO
Brian C. Flynn
Lisa M. Lucarelli
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Frank B. Silverman

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Executive Compensation Payments and Awards
The following table sets forth the compensation awarded to, paid to, or earned by the named executive officers of TrustCo for services rendered in all capacities to TrustCo and its subsidiaries for the fiscal years indicated.
2024 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-equity Incentive Plan Compensation(2)	Change to Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick Chairman, President and Chief Executive Officer, TrustCo and Trustco Bank	2024	975,000	—	950,021	219,375	—	709,256	2,853,652
	2023	1,057,212	—	999,995	190,298	30,234	783,196	3,060,935
	2022	975,000	—	725,004	945,625	—	708,948	3,354,577
Michael M. Ozimek Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank	2024	415,000	—	250,008	77,813	—	536,647	1,279,468
	2023	431,442	—	225,010	64,716	2,603	491,906	1,215,677
	2022	417,500	—	250,037	250,500	—	472,822	1,390,859
Scot R. Salvador Executive Vice President Commercial Banking, TrustCo and Trustco Bank	2024	500,000	—	—	93,750	—	550,017	1,143,767
	2023	565,769	—	—	84,865	22,748	472,209	1,145,591
	2022	600,000	—	250,037	360,000	—	449,068	1,659,105
Robert M. Leonard Executive Vice President Corporate Services and Risk, TrustCo and Trustco Bank	2024	502,308	—	350,025	94,183	—	502,835	1,449,351
	2023	565,769	—	325,026	84,865	18,352	505,521	1,499,533
	2022	600,000	—	350,006	360,000	—	492,185	1,802,191
Kevin M. Curley Executive Vice President Retail Banking, TrustCo and Trustco Bank	2024	397,308	—	300,016	74,495	—	517,045	1,288,864
	2023	411,442	—	225,010	61,716	19,828	523,208	1,241,204
	2022	400,000	—	250,037	240,000	—	494,586	1,384,623

(1)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”), for the stock-based awards (consisting of cash-settled RSUs and PSUs for awards granted in 2021 and 2022 and stock-settled RSUs and PSUs for awards granted in 2024) under the 2019 Equity Incentive Plan. The assumptions made in the valuation of the awards are described in Note 9 to the consolidated financial statements in the Annual Report attached as Exhibit 13 to TrustCo’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2024, 2023, and 2022 under the heading “Stock-Based Compensation Plans Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the PSUs set forth above, the Company assumed the achievement of the performance goal at the target level. If the Company assumed the achievement of the performance goal at the maximum performance level, the grant date fair value of the 2024 PSUs for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, would be $855,059, $224,985, $0, $315,001, and $270,011, respectively. Additional information about the awards is presented below under the heading “Plan-Based Awards for 2024.”

(2)
For each of the three years, the amounts in this column were determined in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the Compensation committee and Board of Directors. The amounts in the column reflect payments made under the 2024 awards, which were paid in 2025. The operation of the Executive Officer Incentive Plan is discussed in the Compensation Discussion and Analysis under “Executive Officer Incentive Plan for 2024” and below under “Plan-Based Awards” for the 2024 awards.

(3)
The amounts in this column are derived from the change in value of vested benefits accrued under the Retirement Plan of Trustco Bank. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally. For the period from December 31, 2023 to December 31, 2024 the decrease in the actuarial liability for the pension plans for Messrs. McCormick, Ozimek, Salvador, Leonard and Curley was $3,436, $1,485, $6,248, $1,657, and $5,980. The decrease in this value for the period from December 31, 2021 through December 31, 2022 was $130,402, $17,478, $114,850, $74,927, and $102,740 respectively.

(4)
The amounts included for perquisites and other personal benefits are the aggregate incremental cost to TrustCo for these items and included in the Company’s financial statements. The amounts in this column include all other compensation paid to the named executive officers including tax gross-ups for taxes (of $25,615, $24,144, $38,347, $19,248, and $21,564 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, for 2024) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley is compensation paid to them under their employment agreements (see Employment Agreements on page 38 for a description of the material terms) representing the incremental amount that would have been credited to them for 2024 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008 and, in the case of Messrs. Leonard, Ozimek and Curley, had they been participants. For 2024, the Company paid $641,455, $471,848, $456,233, $448,028, and $457,511 to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, in lieu of such Supplemental Retirement Plan contributions. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees under which the Company offers to match employee contributions, subject to certain limits. For 2024, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley were $15,525.

32	TrustCo Bank Corp NY 2025 Proxy Statement

EXECUTIVE COMPENSATION

Plan-Based Awards for 2024
The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2024 and to stock options, RSUs, and PSUs held by the named executive officers as of December 31, 2024. All non-equity incentive plan awards were made under the Trustco Bank Executive Officer Incentive Plan as it was in effect during 2024, and all awards of stock options, RSUs, and PSUs were made under the 2019 Equity Incentive Plan.
Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Executive Officer Incentive Plan)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Shares)(3)			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units)(6) (#)	Grant Date Fair Value of Stock and Option Awards(7) ($)
Name	Grant Date(1)	Threshold(4) ($)	Target ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. McCormick		292,500	585,000	877,500	—	—	—	—	—
	11/19/2024	—	—	—	3,919	15,673	23,510	—	570,027
	11/19/2024	—	—	—	—	—	—	10,448	379,994
Michael M. Ozimek		103,750	207,500	311,250	—	—	—	—	—
	11/19/2024	—	—	—	1,031	4,124	6,186	—	149,990
	11/19/2024	—	—	—	—	—	—	2,750	100,018
Scot R. Salvador(8)		125,000	250,000	375,000	—	—	—	—	—
	11/19/2024	—	—	—	—	—	—	—	—
	11/19/2024	—	—	—	—	—	—	—	—
Robert M. Leonard		127,500	255,000	382,500	—	—	—	—	—
	11/19/2024	—	—	—	1,444	5,774	8,661	—	210,000
	11/19/2024	—	—	—	—	—	—	3,850	140,025
Kevin M. Curley		101,250	202,500	303,750	—	—	—	—	—
	11/19/2024	—	—	—	1,238	4,949	7,424	—	179,995
	11/19/2024	—	—	—	—	—	—	3,300	120,021

(1)	The dates in this column represent the grant date for the equity incentive plan awards reported in this table (PSUs and RSUs).
(2)
The amounts in these columns indicate the total estimated possible payouts available under the 2024 Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the amount payable if the specified performance targets under the plan are achieved. Please refer to the discussion below and to the Compensation Discussion and Analysis. The amounts actually earned by the named executive officers for 2024 are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Awards” column.

(3)
The amounts in these columns indicate the estimated future payouts available to the named executive officers with respect to awards of PSUs under the 2019 Equity Incentive Plan. Threshold refers to the minimum number of PSUs for which payment may be made assuming the minimum performance levels established under the November 19, 2024 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards granted in November 2024 will be in shares of stock to all named executive officers. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(4)	The amount reflected in this column assumed that all goals are met at the threshold level. The amount paid would be reduced on a pro rata basis for each performance goal not met.
(5)
The amount reflected in this column assumes goals are met a maximum level. In this scenario, Mr. McCormick would receive a payout of 90% of his base salary. Messrs. Ozimek, Leonard and Curley would receive a payout of 75% of their base salaries.

(6)
The period of restriction applicable to the awards of RSUs under this heading lapse in three equal vesting periods in November of 2025, 2026, and 2027, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Following lapse of the period of restriction, settlement of the awards will be made in stock.

(7)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock-based awards (consisting of RSUs and PSUs) in 2024. The assumptions made in the valuation of the awards are described in Note 9 to the consolidated financial statements in the Annual Report attached as Exhibit 13 to TrustCo’s Annual Report on Form 10-K for the fiscal years ended December 31, 2024, 2023, and 2022 under the heading “Stock-Based Compensation Plans Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the PSUs set forth above, the Company assumed the achievement of the performance goal at the target level.

(8)	Mr. Salvador did not receive any equity awards in 2024 in connection with his retirement effective as of December 31, 2024.

TrustCo Bank Corp NY 2025 Proxy Statement	33

EXECUTIVE COMPENSATION

Consistent with the opportunities offered under the Executive Office Incentive Plan in recent years, the Company’s Compensation Committee determined that it remained appropriate for Mr. McCormick’s opportunity under the Plan to be higher than the other Executives due to his greater responsibility for the strategic direction of the company and the greater risk that comes with that responsibility. The Committee also established performance metrics for 2024 under the Executive Officer Incentive Plan. The metrics adopted included (i) Return on Average Assets, (ii) Adjusted Efficiency Ratio, (iii) Diluted Earnings Per Share, and (iv) Net Charge Offs as a percent of Average Loans Outstanding. The Committee also realigned the weighting of the four metrics to reflect the understanding that the achievement of some goals is more beneficial to the long-term success of the company.
The Compensation, Discussion and Analysis describes in greater detail the performance measures established under the Executive Officer Incentive Plan for 2024.
In November 2024, TrustCo approved awards of RSUs and PSUs to its named executive officers, all of which were made under the 2019 Equity Incentive Plan. The RSUs will settle in stock in three equal increments in November 2025, 2026, and 2027, respectively. In addition, vesting of units may accelerate upon certain events, including the death, disability, or retirement of an award holder. Each PSU represents the right to receive upon settlement the number of shares of TrustCo common stock supported by the achieved performance. The PSUs generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2024 awards runs from January 1, 2025 through December 31, 2027. Additional information regarding the PSUs is provided above in the Compensation Discussion and Analysis.

34	TrustCo Bank Corp NY 2025 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards as of December 31, 2024
The following table provides information on the stock options, shares of restricted stock, RSUs and PSUs held by the named executive officers as of December 31, 2024.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Not Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
		(#)	(#)	($)		(#)	($)	(#)	($)
Robert J. McCormick	11/15/2022	—	—	—	—	2,542(2)	84,674	—	—
	11/15/2022	—	—	—	—	—	—	17,153(3)	571,367
	3/21/2023	—	—	—	—	525(2)	17,488	—	—
	3/21/2023	—	—	—	—	—	—	3,549(3)	118,217
	11/21/2023	—	—	—	—	8,367(4)	278,705	—	—
	11/21/2023	—	—	—	—	—	—	18,826(5)	627,094
	11/19/2024	—	—	—	—	10,448(6)	348,023	—	—
	11/19/2024	—	—	—	—	—	—	15,673(7)	522,068
Michael M. Ozimek	11/15/2022	—	—	—	—	877(2)	29,213	—	—
	11/15/2022	—	—	—	—	—	—	5,916(3)	197,062
	11/21/2023	—	—	—	—	2,215(4)	73,782	—	—
	11/21/2023	—	—	—	—	—	—	4,984(5)	166,017
	11/19/2024	—	—	—	—	2,750(6)	91,603	—	—
	11/19/2024	—	—	—	—	—	—	4,124(7)	137,370
Scot R. Salvador	11/17/2015	5,601(8)	—	32.15	11/17/2025(9)	—	—	—	—
	11/15/2022	—	—	—	—	877(2)	29,213	—	—
	11/15/2022	—	—	—	—	—	—	5,916(3)	197,062
Robert M. Leonard	11/15/2022	—	—	—	—	1,226(2)	40,838	—	—
	11/15/2022	—	—	—	—	—	—	8,282(3)	275,873
	11/21/2023	—	—	—	—	3,199(4)	106,559	—	—
	11/21/2023	—	—	—	—	—	—	7,199(5)	239,799
	11/19/2024	—	—	—	—	3,850(6)	128,244	—	—
	11/19/2024	—	—	—	—	—	—	5,774(7)	192,332
Kevin M. Curley	11/15/2022	—	—	—	—	877(2)	29,213	—	—
	11/15/2022	—	—	—	—	—	—	5,916(3)	197,062
	11/21/2023	—	—	—	—	2,215(4)	73,782	—	—
	11/21/2023		—	—	—	—	—	4,984(5)	166,017
	11/19/2024	—	—	—	—	3,300(6)	109,923	—	—
	11/19/2024	—	—	—	—	—	—	4,949(7)	164,851

(1)	Market value is based upon the $33.31 closing price on Nasdaq of TrustCo’s common stock on December 31, 2024.
(2)
Represents the unvested portion of the RSUs awarded on November 15, 2022 and the make-up portion of the award granted on March 21, 2023, which will vest in full in November 2025. As noted above, settlement of these units will be in cash.

(3)
The PSUs awarded on November 15, 2022 and the make-up portion of the award granted on March 21, 2023 vest on the third anniversary of the November 15, 2022 grant date, subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance-Based Restricted Stock Units.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the maximum level of achievement. If the performance measurement were at the target level, this amount would be two-thirds of the maximum level. If the performance goals are achieved, settlement of the awards will be cash.

(4)
Represents the unvested portion of the RSUs awarded on November 21, 2023, which will vest in equal annual installments on the second and third anniversary of the grant date. Settlement of the units will be in shares of TrustCo’s common stock.

(5)
The PSUs awarded on November 21, 2023 vest on the third anniversary of the November 21, 2023 grant date, subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance-Based Restricted Stock Units.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in shares of TrustCo’s common stock.

(6)
Represents RSUs awarded on November 19, 2024, which will vest in in three equal annual installments commencing on the first anniversary of the grant date. As noted above, settlement of the units will be in shares of TrustCo’s common stock.

(7)
The PSUs awarded on November 19, 2024 vest on the third anniversary of the grant date, subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance-Based

TrustCo Bank Corp NY 2025 Proxy Statement	35

EXECUTIVE COMPENSATION

Restricted Stock Units.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in shares of TrustCo’s common stock.
(8)	Awards of options vest in equal increments on each of the first through fifth anniversaries of the grant date of the award and become fully vested on the fifth anniversary of the grant date.
(9)	Stock options are exercisable for ten years from the date of grant.
In addition to the awards noted above, the Company has previously granted awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick and Salvador under this plan. As further discussed above in the Compensation Discussion and Analysis, the value of the performance bonus units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 2004, Mr. McCormick was awarded 104,940 units at a price of $53.90 per unit, and in 2004, Mr. Salvador was awarded 104,940 units at a price of $65.75 per unit. In 2014, under a separate Performance Based Stock Appreciation Unit Agreement between him and TrustCo, Mr. Leonard was granted 60,000 performance-based stock appreciation Units at price of $34.75 per unit. All of the unit prices, under the TrustCo Bank Corp NY Performance Bonus Plan or Mr. Leonard’s separate agreement, were set at the closing TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.
Option Exercises and Stock Vested During 2024
The table below provides information on an aggregated basis concerning each exercise of stock options during 2024 by, and each vesting of awards of RSUs and PSUs for each of the named executive officers:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. McCormick	20,001	68,505	34,034	1,170,001
Michael M. Ozimek	—	—	9,637	331,083
Scot R. Salvador	—	—	8,530	290,379
Robert M. Leonard	4,584	19,532	13,542	465,364
Kevin M. Curley	1,450	5,525	9,637	331,083

(1)
With respect to the named executive officers other than Mr. Salvador, the amounts under “Stock Awards” aggregates the share equivalents deemed acquired, and the aggregate dollar value realized upon the vesting and settlement during 2024 of one-third of the RSUs awarded in 2021, 2022 and 2023, and the completion on December 31, 2024 of the three-year performance period applicable to the PSUs awarded in 2021. With respect to Mr. Salvador, the amounts under “Stock Awards” aggregates the share equivalents deemed acquired, and the aggregate dollar value realized upon the vesting and settlement during 2024 of one-third of the RSUs awarded in 2021 and 2022, and the completion on December 31, 2024 of the three-year performance period applicable to the PSUs awarded in 2021. In March 2025, the Compensation Committee determined that the Return on Average Equity performance goal for the 2021 awards was above the 60th percentile versus the peer group and, therefore, were achieved at the maximum level for the 2021 PSUs. The PSUs were paid at 150% of the target amount. The value realized upon the vesting of the time-based RSUs is calculated based upon the closing price of our common stock on Nasdaq on the applicable vesting dates.

36	TrustCo Bank Corp NY 2025 Proxy Statement

EXECUTIVE COMPENSATION

Pensions and Nonqualified Deferred Compensation Benefits
As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan covering substantially all employees. Benefits under the pension plan were frozen effective December 31, 2006, and the plan was closed to new participants at that time. Only years of service prior to that date qualify for credit under the plan. Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation for purposes of the pension plan includes that compensation which is treated as Federal Insurance Contributions Act (FICA) wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:
Regular Benefit:
1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus
Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.
The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.
Pension Benefits as of December 31, 2024

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	361,817	—
Michael M. Ozimek	Retirement Plan of Trustco Bank	4	22,525	—
Scot R. Salvador	Retirement Plan of Trustco Bank	11	245,908	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	222,691	—
Kevin M. Curley	Retirement Plan of Trustco Bank	15	210,496	—

(1)	Years of service is calculated from the date of hire through the date the plan was frozen.
(2)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2024, with the retirement age being assumed to be the normal retirement age defined in the plan. For additional details, see Note 9 to TrustCo’s consolidated financial statements for the year ended December 31, 2024 under the heading “Benefit Plans.”

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:
Early Retirement

Age at Early Retirement Date	Percent of Regular Benefit (%)	Percent of Supplemental Benefit (%)
64	96	93.33
63	92	86.67
62	88	80.00
61	84	73.33
60	80	66.67
59	76	63.33
58	72	60.00
57	68	56.67
56	64	53.33
55	60	50.00

As of December 31, 2024, Messrs. McCormick, Leonard, and Curley were eligible for early retirement.

TrustCo Bank Corp NY 2025 Proxy Statement	37

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation as of December 31, 2024
The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year(1)
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836
Scot R. Salvador					722,574

(1)
These amounts reflect the following amounts that were previously earned and reported with the implementation of the current version of the Summary Compensation Table within the Company’s proxy statement for the 2007 annual meeting of stockholders through 2008, when the SERP was frozen: Mr. McCormick, $541,074 and Mr. Salvador, $316,334.

Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The deferred supplemental account balance of a participant on any valuation date may not exceed $7.0 million.
Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions are made on behalf of the participants.
Potential Payments upon Termination or Change in Control
Employment Agreements
As noted above, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Leonard, Ozimek, and Curley which provide for certain change in control/severance payments and benefits. Prior to Mr. Salvador’s retirement, TrustCo and Trustco Bank were also parties to an employment agreement with Mr. Salvador which provided for certain change in control/severance payments and benefits. The agreements for Messrs. McCormick and Salvador were substantially the same, and the agreements for Messrs. Leonard, Ozimek, and Curley are substantially the same.
In the event the employment of Mr. McCormick is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation to be paid in a single lump sum within 10 days. The employment agreement also provides for an excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Upon termination of employment of Mr. McCormick (i) upon his death, disability or retirement or (ii) for any reason other than good cause within two years following a change in control, TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. In addition, if any of these executives’ employment is terminated for any reason other than good cause within two years following a change in control, TrustCo must transfer the executive’s Company car (at book value) and club membership to the executive.
In the event the employment of Mr. Leonard, Mr. Ozimek, or Mr. Curley is terminated by the Company for any reason other than good cause or by Mr. Leonard, Mr. Ozimek, or Mr. Curley for good reason (i) within twelve months prior to a change in control or (ii) within two years following a change in control, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days following the later of a change in control or his termination. These executives are not entitled to any excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

38	TrustCo Bank Corp NY 2025 Proxy Statement

EXECUTIVE COMPENSATION

Mr. Salvador’s employment agreement provides for a change in control/severance payment upon the retirement of the executive (other than a retirement at the mandatory retirement age, which is the greater of 70 years old or the mandatory retirement age then in effect) within one year prior to a change in control in an amount equal to 2.99 times his annual compensation in effect at the time of his retirement. In addition, the agreement provides for the reimbursement of certain post-termination medical expenses in the event of a termination of the executive’s employment on account of his retirement.
Upon the termination of Mr. Leonard’s, Mr. Ozimek’s, or Mr. Curley’s employment (i) upon their death, disability or retirement, or (ii) by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control, the executive is entitled to the same medical expense reimbursement as provided to Mr. McCormick, described above. Mr. Leonard, Mr. Ozimek, and Mr. Curley will also be entitled to the same transfer of Company car and country club membership upon their termination by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control as provided to Mr. McCormick, described above. Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.
Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:
•
subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank,

•
a change in the effective control occurs only on the date that either: (i) any one person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election, or

•
a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under Messrs. Leonard’s, Ozimek’s, and Curley’s employment agreements, “good reason” means (i) any substantial diminution in the executive’s job responsibilities or material adverse change in his title or status, (ii) a reduction in his base salary or failure to maintain his benefits at a level comparable to the level in effect at the effective date of the agreement, (iii) a determination by the Company, for reasons other than good cause, not to renew the term of the agreement, or (iv) the relocation of executive’s principal place of employment by more than 50 miles from the Company’s main headquarters as of the effective date of the agreement.
The employment agreement for Mr. McCormick defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo and Trustco Bank or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.
Performance Bonus Plan and PSAU Agreement
The Performance Bonus Units awarded to Messrs. McCormick and Salvador under the Performance Bonus Plan vest on the earlier of a change in control or the termination of their employment for reasons other than cause within one year prior to a change in control. Payment of the value of the units must be made within ten days after the change in control. In the event that the amount payable under the Performance Bonus Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the plan also provides for an excise tax gross-up payment to the executives. The PSAUs granted to Mr. Leonard become vested upon a termination of the executive for any reason other than cause or retirement (i) within two years following a change in control of TrustCo or (ii) within 12 months prior to a change in control of TrustCo. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or their termination (whichever is greater).

TrustCo Bank Corp NY 2025 Proxy Statement	39

EXECUTIVE COMPENSATION

TrustCo Bank Corp NY Equity Incentive Plans
At the 2023 Annual Meeting, the shareholders approved the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan. Except as expressly provided in an Award Agreement, in the event of a participant’s termination without cause within twenty-four months following a change in control of TrustCo, all options and stock appreciation rights will fully vest. Restricted stock and restricted stock units that vest based solely on time shall immediately vest and restricted stock and restricted stock units that vest on the achievement of performance goals shall vest as to a pro rata number of restricted stock units based on the target number of restricted stock units and the number of months of employment or service during the performance period prior to the date of termination, provided that if the performance period has been completed prior to the participant’s termination and the restricted stock remains restricted and restricted stock units have not been settled then the restricted stock restrictions shall lapse and the restricted stock units shall be paid out based on actual performance and in all events any amounts shall be settled and paid out on or immediately following the date of termination (but in no event later than thirty days following such date).
Under the TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan and the award agreements under such plan, the options will become fully vested upon retirement, disability, or death. In addition, all options that were granted in 2016 or before, will become fully vested upon a change in control and the PSUs will be paid out based upon the achievement of performance goals up to the date of the change in control. With respect to options awarded under the plan granted after January 1, 2017, there is no automatic vesting based solely upon a change in control, subject to certain exceptions. Rather, if a participant is terminated by the company or a subsidiary without cause within twenty-four months after a change in control, all options will become immediately exercisable. The board or the Compensation Committee has authority under the 2010 Equity Incentive Plan to accelerate vesting of awards upon certain corporate events, including a change in control.
The following table reflects the amount of compensation payable to each of the NEOs, upon a change in control or in the event of the termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2024, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2024, which was $33.31. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment. As Mr. Salvador retired from the Company effective December 31, 2024, the “Retirement Without Change in Control” column of the below table reflects the actual payments and benefits that he received or is entitled to receive in connection his retirement. Because the terms of his employment agreement provide for a double trigger change of control payment if a change of control occurs within 12 months following his retirement (2.99 times his annual compensation in effect as of December 31, 2024), the final column in the table below also reflects the amount of such payment (assuming that a change in control had occurred on the date of his retirement).

40	TrustCo Bank Corp NY 2025 Proxy Statement

EXECUTIVE COMPENSATION

Termination or Change in Control Payments

	Termination for “Good Cause”(1) ($)	Resignation by Officer Without Change in Control ($)	Termination by Company Without Good Cause and Without Change in Control(2)(3) ($)	Retirement Without Change in Control(4) ($)	Disability(5) ($)	Death(6) ($)	Change in Control or Termination in Connection With a Change in Control(7) ($)
Robert J. McCormick
Salary and Bonus	—	—	5,507,490	—	—	600,000	3,571,181
Health insurance and other perquisites	—	—	1,003,917	1,003,917	1,003,917	1,003,917	1,053,917
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	361,817	361,817	361,817	361,817	361,817	361,817	361,817
Supplemental Retirement Plan(9)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)	—	—	—	668,754	1,397,643	1,397,643	1,397,643
Total	361,817	1,946,653	8,458,060	3,619,324	4,348,213	4,948,213	7,969,394
Michael M. Ozimek
Salary and Bonus	—	—	964,661	—	—	600,000	1,473,511
Health insurance and other perquisites	—	—	892,954	892,954	892,954	892,954	942,954
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	22,525	22,525	22,525	22,525	22,525	22,525	22,525
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)	—	—	—	186,714	381,313	381,313	381,313
Total	22,525	22,525	1,880,140	1,102,193	1,296,792	1,896,792	2,820,303
Kevin M. Curley
Salary and Bonus	—	—	929,314	—	—	600,000	1,410,691
Health insurance and other perquisites	—	—	764,410	764,410	764,410	764,410	814,410
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	210,496	210,496	210,496	210,496	210,496	210,496	210,496
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)	—	—	—	186,714	399,632	399,632	399,632
Total	210,496	210,496	1,904,220	1,161,620	1,374,538	1,974,538	2,835,229
Scot R. Salvador
Salary and Bonus	—	—	—	—	—	—	1,775,313
Health insurance and other perquisites	—	—	—	1,358,979	—	—	—
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	—	—	—	245,908	—	—	—
Supplemental Retirement Plan(9)	—	—	—	722,574	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)	—	—	—	137,872	—	—	—
Total	—	—	—	2,465,333	—	—	1,775,313
Robert M. Leonard
Salary and Bonus	—	—	1,044,519	—	—	600,000	1,783,508
Health insurance and other perquisites	—	—	606,876	606,876	606,876	606,876	656,876
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	222,691	222,691	222,691	222,691	222,691	222,691	222,691
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)	—	—	—	263,849	539,490	539,490	539,490
Total	222,691	222,691	1,874,086	1,093,416	1,369,057	1,969,057	3,202,565

(1)
Under the employment agreements of Messrs. McCormick, Ozimek, Leonard, and Curley, “good cause” means the commission of an act of fraud, embezzlement, or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the officer.

(2)
The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Ozimek, Leonard, and Curley, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The amounts presented in this column take into account the remaining year of the contract term for each such agreement. The employment agreement of Messrs. Leonard, Ozimek, and Curley renew annually for a new term of one year. The amounts presented in this column take into account the term for such agreements. Mr. Salvador retired as of December 31, 2024.

TrustCo Bank Corp NY 2025 Proxy Statement	41

EXECUTIVE COMPENSATION

(3)
Includes the remaining term of the named executive officer’s employment agreement for annual salary, bonus payment under the Company’s 2024 Executive Officer Incentive Plan, and an amount equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008 and had the officer participated in the plan.

(4)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2024, Messrs. McCormick, Leonard, and Curley were eligible for early retirement. In addition, the amounts set forth for Mr. Salvador reflect the actual payments and benefits that he received or is entitled to receive in connection to his retirement.

(5)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(6)
The Company provides a death benefit to all employees through a third-party insurance company under which it makes a payment, in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(7)
The amounts disclosed in the column headed “Termination and Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurred, and such officer were terminated, on December 31, 2024, and assumes the resulting amount is paid in cash. With respect to Mr. Salvador, this also assumes that there was a change of control on December 31, 2024.

(8)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(9)
The amounts disclosed represent the aggregate balance as of December 31, 2024 for each of Messrs. McCormick and Salvador. Messrs. Leonard, Ozimek, and Curley do not participate in the supplemental retirement plan.

(10)
Because the issue price is greater than the closing stock price on December 31, 2024, Messrs. McCormick and Salvador would not receive a payout from their Performance Bonus Plan. Mr. Leonard would also not receive a payment under the Performance-Based Stock Appreciation Unit Agreement as the closing value on December 31, 2024 ($33.31) was lower than his grant price ($34.75).

(11)
Based on the terms of the 2024 Executive Officer Incentive Plan, an executive’s stock options, RSUs and a pro-rated number of PSUs will vest in the event of death, disability, or retirement (except that the named executive officer’s RSUs will be forfeited in the event of retirement). In the event a named executive officer is terminated for cause, without cause or by the Company for good reason, their unvested RSUs and PSUs will be forfeited unless accelerated by the Compensation Committee. All stock options will terminate in the event a named executive officer is terminated for cause; however, they will vest in the event such an individual is terminated without cause or for good reason.

Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation for our median paid employee, as well as the ratio of this employee’s total compensation compared to the total compensation of our President and CEO.
As required by the SEC, we identified a new median employee for fiscal 2024 as it has been three years since the last median employee was selected for fiscal 2021. In order to determine our new median employee, the following steps were taken:
•
We identified our employee population on December 31, 2024, including all full-time, part-time, temporary, and seasonal employees identified on that date. This date was selected because it aligned with the calendar and fiscal year-end and allowed us to identify employees in a reasonably efficient manner.

•
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2024. In making this determination, we annualized the compensation of full-time permanent employees who were employed on December 31, 2024 but did not work for us for the entire year. TrustCo maintains an extensive branch network staffed by both full-time and part-time employees. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in the calculation.
•	After identifying the new median employee, we calculated their annual total compensation for fiscal 2024 according to the SEC’s instructions for preparing the Summary Compensation Table.
•
We then calculated our CEO’s annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table. Specifically, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table. We then calculated the ratio between the two numbers.

For fiscal 2024, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than Mr. McCormick) was $38,539; and
•	The annual total compensation of Mr. McCormick, our President and CEO was $2,853,652.
Based on this information, the ratio for 2024 of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding our CEO) was 74 to 1.

42	TrustCo Bank Corp NY 2025 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Policies and Practices that Present Material Risks to the Company
The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short-term (Executive Officer Incentive Plan) and longer-term (2019 Equity Incentive Plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2010 Equity Incentive Plan as well as the 2019 Equity Incentive Plan, expressly provide that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s compensation program and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation program and practices, the Compensation Committee has concluded that the risks arising therefrom are not reasonably likely to have a material adverse effect on the Company.
Director Compensation
Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a board meeting fee and stock awards under TrustCo’s Amended and Restated 2019 Equity Incentive Plan. In December 2023, the Board of Directors set the meeting fee for 2024 at $11,000, the same level that was set for 2023. No changes to the non-employee director compensation programs were made.
2024 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
	($)	($)	($)	($)
Steffani Cotugno, DO	132,000	20,004	—	152,004
Dennis A. DeGennaro(3)	22,000	—	—	22,000
Brian C. Flynn	132,000	20,004	—	152,004
Lisa M. Lucarelli	132,000	20,004	—	152,004
Thomas O. Maggs	132,000	20,004	—	152,004
Anthony J. Marinello, MD, PhD	132,000	20,004	—	152,004
Curtis N. Powell	132,000	20,004	—	152,004
Kimberly A. Russell	132,000	20,004	—	152,004
Frank B. Silverman	132,000	20,004	—	152,004

(1)
The stock awards column represents the aggregate grant date fair value of RSUs granting during the fiscal year, calculated in accordance with FASB ASC 718. For each director, the number of units granted was determined by the Compensation Committee. The assumptions made in the valuation of the awards are described in Note 9 to TrustCo’s consolidated financial statements for the year ended December 31, 2024 under the heading “Stock Based Compensation Plans-Equity Awards.” As of December 31, 2024: directors Cotugno, Flynn, Lucarelli, Maggs, Marinello, Powell, Russell, and Silverman each had 550 unvested RSUs. During 2024, directors were awarded RSUs equivalent to 550 shares of TrustCo common stock under the 2019 Equity Incentive Plan. The periods of restriction applicable to the RSUs will lapse in full on November 19, 2025 and the award will be settled in cash. The RSUs do not entitle the director to any dividend declared on TrustCo common stock or to vote the units.

(2)
The board has adopted a stipend for directors who travel on board business or participate in company-suggested training sessions (whether or not out-of-town travel is required), said stipend being in the amount of $1,500 for the first day of training or travel on a single trip and $1,000 for each additional day of training or travel on the same trip. No such stipends were paid in 2024.

(3)	Director Dennis A. DeGennaro resigned from the board effective February 28, 2024.

TrustCo Bank Corp NY 2025 Proxy Statement	43

EXECUTIVE COMPENSATION

Also during 2024, the period of restriction lapsed with respect to the following:

Name	Grant Date	Shares Vested (#)	Vesting Price ($)	Value of Shares Vested ($)
Steffani Cotugno, DO	11/21/2023	739	36.77	27,173
Brian C. Flynn	11/21/2023	739	36.77	27,173
Lisa M. Lucarelli	11/21/2023	739	36.77	27,173
Thomas O. Maggs	11/21/2023	739	36.77	27,173
Anthony J. Marinello, MD, PhD	11/21/2023	739	36.77	27,173
Curtis N. Powell	11/21/2023	739	36.77	27,173
Kimberly A. Russell	11/21/2023	739	36.77	27,173
Frank B. Silverman	11/21/2023	739	36.77	27,173

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan (the “Directors Performance Bonus Plan”), which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, non-employee directors are eligible to be awarded Performance Bonus Units, the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “Change in Control” as defined in the Directors Performance Bonus Plan. (The definition of Change in Control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made upon the earlier of (i) 15 days prior to the scheduled date of consummation of a Change in Control or (ii) if not announced, the date of the consummation of the Change in Control. Dr.  Marinello, Mr. Maggs, and Mr. DeGennaro were each awarded 6,996 Performance Bonus Units under the Directors Performance Bonus Plan. Dr.  Marinello’s Performance Bonus Units have a base price of $29.75 per unit, Mr. Magg’s Performance Bonus Units have a base price of $52.95 per unit, and Mr. De Gennaro’s Performance Bonus Units have a base price of $31.65 per unit. Mr. De Gennaro’s Performance Bonus Units were forfeited upon his resignation from the Board on February 28, 2024. Dr. Cotugno, Mr. Flynn, Ms. Lucarelli, Mr. Powell, Ms. Russell, and Mr. Silverman have not been awarded any director Performance Bonus Units at this time.

44	TrustCo Bank Corp NY 2025 Proxy Statement

Pay Versus Performance
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance disclosure that follows provides information about the relationship between (i) Compensation Actually Paid, as calculated in accordance with Item 402(v) of Regulation S-K (“CAP”) to our Principal Executive Officer (“PEO”) and non-PEO NEOs, and (ii) certain financial performance measures of the Company. The Compensation Committee did not consider the pay versus performance disclosure below in making its compensation decisions for any of the years shown. For further information concerning TrustCo’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, please see the Compensation Discussion and Analysis beginning on page 18 of this proxy statement.

					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3) ($)	Average Compensation Actually Paid to non-PEO Named Executive Officers(4) ($)	Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)	Net Income (in millions)(7) ($)	ROAA(8) (%)
2024	2,853,652	3,002,875	1,290,362	1,335,359	96.84	106.14	48,833	0.80
2023	3,060,935	2,670,974	1,275,501	1,128,333	86.00	101.16	58,646	0.97
2022	3,354,577	3,780,453	1,559,192	1,719,234	98.11	98.38	75,234	1.22
2021	3,184,330	3,402,912	1,464,713	1,612,100	83.44	118.61	61,519	1.01
2020	3,157,062	2,752,130	1,595,503	1,451,187	80.26	87.24	52,452	0.94

(1)
The amounts reported in this column reflect the total compensation reported for Mr. McCormick, our Chairman, President and CEO, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Executive Compensation Payments and Awards – 2024 Summary Compensation Table.

(2)
The amounts reported in this column represent the amount of Compensation Actually Paid to Mr. McCormick, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by, or paid to, Mr. McCormick during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McCormick’s total compensation for each year to determine the Compensation Actually Paid:

		Principal Executive Officer – Compensation Adjustments
Years	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Aggregate Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Aggregate Pension Benefit Adjustments(d) ($)	Compensation Actually Paid to PEO ($)
2024	2,853,652	(950,021)	1,099,244	—	—	3,002,875
2023	3,060,935	(999,995)	640,268	(30,234)	—	2,670,974
2022	3,354,577	(725,004)	1,150,880	—	—	3,780,453
2021	3,184,330	(875,026)	1,093,608	—	—	3,402,912
2020	3,157,062	(725,004)	400,066	(79,994)	—	2,752,130

(a)
The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The Company has not granted any option awards since 2015.

TrustCo Bank Corp NY 2025 Proxy Statement	45

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

			Principal Executive Officer – Equity Adjustments
Years	Year End Fair Value of Equity Awards Granted in the Year ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Aggregate Equity Award Adjustments ($)
2024	870,091	99,578	—	129,575	—	—	1,099,244
2023	1,080,354	(232,334)	—	(207,752)	—	—	640,268
2022	716,427	197,933	—	236,520	—	—	1,150,880
2021	863,362	228,725	—	1,521	—	—	1,093,608
2020	767,584	(212,602)	—	(154,916)	—	—	400,066

(c)	The amounts in this column represent the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(d)	No adjustment for pension benefits is included in the table above.
(3)
The amounts in this column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. McCormick) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. McCormick) included for purposes of calculating the average amounts in each applicable year are as follows: Michael M. Ozimek, Scot R. Salvador, Robert M. Leonard, and Kevin M. Curley.

(4)
The amounts in this column represent the average amount of Compensation Actually Paid to the NEOs as a group (excluding Mr. McCormick), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned or paid to the NEOs as a group (excluding Mr. McCormick) during the applicable year. In accordance with the requirements of item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. McCormick) for each year to determine the average Compensation Actually Paid, using the same methodology described above in Footnote 2.

		Non-PEO Named Executive Officers – Compensation Adjustments
Years	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments(b) ($)	Average Compensation Actually Paid to Non -PEO NEOs ($)
2024	1,290,362	(225,012)	265,602	—	4,407	1,335,359
2023	1,275,501	(193,762)	59,753	(15,883)	2,724	1,128,333
2022	1,559,192	(275,027)	430,930	—	4,139	1,719,234
2021	1,464,713	(275,026)	358,694	—	63,719	1,612,100
2020	1,595,503	(275,003)	159,290	(46,592)	17,989	1,451,187

46	TrustCo Bank Corp NY 2025 Proxy Statement

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

			Non-PEO Named Executive Officers – Equity Adjustments
Year	Average Year End Fair Value of Equity Awards Granted in the Year ($)	Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2024	206,081	25,993	—	33,528	—	—	265,602
2023	222,085	(80,057)	—	(82,275)	—	—	59,753
2022	271,776	68,828	—	90,326	—	—	430,930
2021	271,360	86,753	—	581	—	—	358,694
2020	291,171	(79,828)	—	(52,053)	—	—	159,290

(b)	The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Non-PEO Named Executive Officers – Pension Adjustments		Total Average Pension Benefit Adjustments ($)
	Average Service Cost ($)	Average Prior Service Cost ($)
2024	4,407	—	4,407
2023	2,724	—	2,724
2022	4,139	—	4,139
2021	14,431	49,288	63,719
2020	17,989	—	17,989

(5)
Cumulative Total Shareholder Return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of the measurement period versus the beginning of the measurement period. “Measurement period” is defined as: for 2020, the one-year period from market close on December 31, 2019 through December 31, 2020; for 2021, the two-year period from market close on December 31, 2019 through December 31, 2021; for 2022, the three-year period from market close on December 31, 2019 through December 31, 2022; for 2023, the four-year period from market close on December 31, 2019 through December 31, 2023; and for 2024, the five-year period from market close on December 31, 2019 through December 31, 2024.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each measurement period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Banks. “Measurement period” is defined as: for 2020, the one-year period from market close on December 31, 2019 through December 31, 2020; for 2021, the two-year period from market close on December 31, 2019 through December 31, 2021; for 2022, the three-year period from market close on December 31, 2019 through December 31, 2022; for 2023, the four-year period from market close on December 31, 2019 through December 31, 2024; and for 2024, the five-year period from market close on December 31, 2019 through December 31, 2024.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
For each applicable year, ROAA is defined as that year’s net income as a percentage of average total assets for such year. While TrustCo uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, TrustCo has determined that ROAA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link Compensation Actually Paid to the Company’s NEO’s, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures
The most important financial performance measures used by TrustCo to link Compensation Actually Paid to NEOs for the most recent fiscal year, to the Company’s performance are as follows:
•	Return on Average Assets
•	Adjusted Efficiency Ratio
•	Tier 1 Risk-Based Capital Ratio

TrustCo Bank Corp NY 2025 Proxy Statement	47

•	Return on Average Equity
•	Earnings per Share
•	Nonperforming Loans to Total Loans
Description of the Relationship between Pay and Performance
The following graphs provide visual representations of the relationship between both the CAP of our PEO and the average CAP of our non-PEO NEO’s and our (i) TSR, (ii) net income, and (iii) our Company-Selected Metric (“CSM”), ROAA. An additional graph depicts the relationship between our own TSR and a peer group TSR. CAP is influenced by numerous factors, including, but not limited to, the timing of new equity grants and outstanding award vesting, share price volatility during the fiscal year, mix of performance metrics, and other factors.

48	TrustCo Bank Corp NY 2025 Proxy Statement

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address	Common Shares Beneficially Owned (#)	Percent of Class(5) (%)
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 1001	2,754,126	14.48
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	1,311,620	6.90
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road, Building One Austin, TX 78746	1,186,342	6.24
Systemic Financial Management, LP(4) 300 Frank W. Burr Boulevard, 7th Floor Teaneck, NJ 07666	1,156,984	6.08

(1)
Based solely upon an Amendment to Schedule 13G filed with the SEC by Blackrock, Inc. on January 23, 2024. According to the filing, BlackRock, Inc. filed the Schedule 13G amendment as the parent holding company or control person of BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK)Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC beneficially owning 5% or greater of the outstanding shares of TrustCo common stock. BlackRock, Inc. reported ownership of 2,754,126 shares in the aggregate, including sole voting power over 2,719,901 shares and sole dispositive power over 2,754,126 shares.

(2)
Based solely upon an Amendment to Schedule 13G filed with the SEC by The Vanguard Group on February 13, 2024. According to the filing, The Vanguard Group reported ownership of 1,311,620 shares in the aggregate, including shared power to vote or direct the vote with respect to 25,980 shares, sole power to dispose of or direct the disposition of 1,269,412 shares and shared power to dispose or direct the disposition of 42,208 shares.

(3)
Based solely upon a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2024. According to the filing, Dimensional Fund Advisors LP reported ownership of 1,186,342 shares in the aggregate, including sole voting power over 1,163,387 shares and sole dispositive power over all of the shares.

(4)
Based solely upon a Schedule 13G filed with the SEC by Systemic Financial Management, LP Advisors LP on February 13, 2025. According to the filing, Systemic Financial Management, LP reported ownership of 1,156,984 shares in the aggregate, including sole voting power over 634,084 shares and sole dispositive power over all of the shares

(5)	Based on 19,019,749 shares issued and outstanding as of December 31, 2024.

TrustCo Bank Corp NY 2025 Proxy Statement	49

BENEFICIAL OWNERSHIP

Executive Officer and Director Stock Ownership
The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of December 31, 2024 by (i) each director and director nominee, (ii) each executive officer named in the 2024 Summary Compensation Table on page 32 of this proxy statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and/or investment power over the relevant shares. In accordance with SEC rules, a person is deemed to be a beneficial owner of shares of TrustCo common stock if the person has or shares the power to vote the shares and/or to direct their investment or has the right to acquire such beneficial ownership within 60 days of December 31, 2024, whether through the settlement of an RSU or exercise of an option, warrant or right, conversion of a security, or otherwise. Unless otherwise indicated, the address for each director and executive officer is: c/o TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, NY 12302.

Name	Common Shares Beneficially Owned (#)	Percent of Class(2) (%)
Steffani Cotugno(1)(3)	409	*
Brian C. Flynn(1)(4)	2,725	*
Lisa M. Lucarelli(1)(5)	2,760	*
Thomas O. Maggs(1)(6)	16,940	*
Robert J. McCormick(1)(7)	373,870	1.97
Anthony J. Marinello(1)(8)	25,969	*
Curtis N. Powell(1)(9)	1,868	*
Kimberly A. Russell(1)(10)	4,700	*
Frank B. Silverman(1)(11)	4,787	*
Kevin M. Curley(12)	36,856	*
Robert M. Leonard(13)	34,390	*
Michael M. Ozimek(14)	28,596	*
Scot R. Salvador(15)	49,294	*
All current executive officers and directors as a group (13 persons)(16)	543,758	2.86

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Based on shares beneficially owned, and 19,019,749 shares outstanding, as of December 31, 2024. Beneficial ownership of less than 1% is denoted by an asterisk.
(3)	Voting or investment power held by Dr. Cotugno and her spouse or other immediate family members as to 409 shares.
(4)	Voting or investment power held by Mr. Flynn and his spouse or other immediate family members as to 2,725 shares.
(5)	Voting or investment power for Ms. Lucarelli as to 2,760 shares.
(6)	Voting or investment power held by Mr. Maggs and his spouse or immediate family members as to 16,940 shares.
(7)	Includes for Mr. McCormick 284,817 shares owned directly by Mr. McCormick or his immediate family and 89,053 shares that are held indirectly by Mr. McCormick or his immediate family.
(8)	Voting or investment power held by Dr. Marinello and his spouse or other immediate family members as to 25,969 shares.
(9)	Voting or investment power held by Mr. Powell and his spouse or other immediate family members as to 1,868 shares.
(10)	Voting or investment power held by Ms. Russell as to 4,700 shares.
(11)	Voting or investment power held by Mr. Silverman as to 4,787 shares.
(12)	Voting or investment power held by Mr. Curley and his spouse or immediate family members as to 36,856 shares.
(13)	Voting or investment power held by Mr. Leonard and his spouse or immediate family members as to 34,390 shares.
(14)	Voting or investment power held by Mr. Ozimek and his spouse or immediate family members as to 28,596 shares.
(15)
Voting or investment power held by Mr. Salvador and his spouse or immediate family members as to 49,294 shares. Includes currently exercisable options to acquire 5,601 shares. Mr. Salvador retired from the Company on December 31, 2024.

(16)
Total shares listed includes all individuals previously listed, but (i) excludes shares owned by Mr. Salvador (who is no longer serving as an executive officer as of the date of this filing) and (ii) includes 9,888 shares owned by Michael Hall, who is an executive officer.

On December 31, 2024, the Financial Services Department of Trustco Bank held 329,766 shares of TrustCo common stock as executor, trustee, and agent (1.73% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

50	TrustCo Bank Corp NY 2025 Proxy Statement

RELATED PERSON TRANACTIONS

Certain Relationships and Related Person Transactions
Related Person Transaction Policy
TrustCo may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, as well as the immediate family members and primary business affiliations of such persons. We have a written policy regarding the review and approval of related person transactions. In accordance with this policy, and except for certain transactions excluded under the policy, our Nominating and Corporate Governance Committee must approve or ratify all transactions that exceed or are reasonably expected to exceed $120,000 in any calendar in which related persons have an interest.
Related Person Transactions
Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr, and Donovan, LLP, a law firm in which Thomas R. McCormick, brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2024, $246,678 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.
Trustco Bank is a party to lease agreements with five lessor entities that are affiliated with Mr. Silverman, in his capacity as 49.5% owner of each such entity (the “partially owned lessors”), for commercial properties at which Trustco Bank branch offices are located, as described in more detail below. Mr. Silverman does not control, manage or have policy-making functions at any of the partially-owned lessors. These lease arrangements are on arms’ length terms and all predate Mr. Silverman’s service on board by many years. There are no plans for Trustco Bank to lease any additional properties associated with Mr. Silverman in the future. The existing leases and their relevant terms are as follows:

Name	Altamonte, FL	Avalon Park, FL	Katonah, NY	Lake Square, FL	Vero Beach. FL
Rent Start Date	4/1/2014	4/1/2008	4/1/2013	8/1/2007	2/1/2018
Lease Term End Date	3/31/2029	3/31/2028	3/31/2033	7/31/2027	1/31/2033
Annual Rent	$70,832	$98,766	$88,935	$96,229	$71,301
Annual Fees(1)	$20,986	$17,630	$40,364	$20,147	$25,728
Aggregate Est. Future Payments(2)	$397,226	$378,289	$1,103,774	$300,637	$867,943
Estimated Expected Interest(3)	$196,627	$187,253	$546,368	$148,815	$429,632

(1)	Annual fees include common area maintenance, property insurance and property taxes.
(2)	This amount is inclusive of rent and fees and excludes sales taxes. It is based on the amount from January 1, 2025 through the end of each respective lease term.
(3)	This amount represents Mr. Silverman’s 49.5% interest in each of the properties.
TrustCo Bank had been the lender with respect to an arms-length loan, which has included a first mortgage loan, a cross-collateral loan, and a letter of credit (collectively, the “Loans”), to an entity controlled by a former director of the Company and Trustco Bank, Mr. Dennis DeGennaro (the “Borrower”). The Loans were secured by a first lien on a residential real estate development property (the “Property”) owned by the Borrower. The Loans were extended to the Borrower in the ordinary course of business on substantially the same terms that prevailed at the time for comparable transactions with other persons not related to Trustco Bank and did not involve more than the normal risk of collectability. As previously disclosed, Mr. DeGennaro resigned from his roles as a director of both the Company and Trustco Bank on February 28, 2025. On March 22, 2025, Trustco Bank entered into a deed-in-lieu-of-foreclosure transaction with the Borrower pursuant to which title to the Property was conveyed to Trustco Bank free and clear of all liens, resulting in the cancellation of the Loans, under which $2,265,247 in principal amount was outstanding as of the time of cancellation. Mr. DeGennaro’s ownership interest in the Borrower was 100%. Trustco Bank is marketing the property for sale.
Other Ordinary Course Transactions
Certain directors and executive officers of TrustCo and Trustco Bank, or businesses or other organizations with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that these persons will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other

TrustCo Bank Corp NY 2025 Proxy Statement	51

RELATED PERSON TRANACTIONS

unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements. Such transactions do not constitute reportable related person transactions under applicable SEC rules.
No other transactions since January 1, 2024, in which TrustCo was, is, or will be a participant, involving an amount exceeding $120,000, and in which a related person has a direct or indirect material interest were identified.
Insurance For Indemnification of Officers and Directors
TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Michael M. Ozimek, Scot R. Salvador, Robert M. Leonard, and Kevin M. Curley contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Travelers Casualty and Surety Company of America for the primary coverage and a series of insurance companies for supplemental layers of coverage effective for the one-year period from October 10, 2024 to October 10, 2025. The cost of this insurance was $733,697 and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2024.
Delinquent Section 16(a) Reports
Under Section 16 of the Exchange Act of 1934, as amended, our directors, executive officers and any persons holding more than 10% of our common stock are required to report to the SEC initial ownership of our common stock and any subsequent changes in ownership. The SEC has established specific filing due dates, and we are required to disclose any failure to file required ownership reports by these dates. Based solely on a review of forms filed with the SEC and the written representations of such persons, we are not aware of any late Section 16(a) filings during 2024, except for one late Form 4 filed on behalf of Michael Hall on November 21, 2024 which related to transactions that occurred on November 15, 2024 and November 16. 2024.
Annual Report on Form 10-K
TrustCo will provide without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 upon written request. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302.
Code of Conduct
Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302. The Code of Conduct also is available on the Company’s web site at www.trustcobank.com under the “Investor Relations” link.
Deadline For Shareholder Proposals
In order for a proposal by a shareholder of TrustCo to be eligible to be included in the proxy statement and proxy form for the 2026 Annual Meeting pursuant to SEC Rule 14a-8, the proposal must be received by TrustCo’s Corporate Secretary, Michael Hall, at TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302, on or before December 2, 2025. If the date of the 2026 Annual Meeting changes by more than 30 days from May 20, 2026, then the deadline to submit shareholder proposals for inclusion in the proxy statement for the 2026 Annual Meeting will be a reasonable time before TrustCo begins to print and mail its proxy materials for the 2026 Annual Meeting. TrustCo will determine whether to include a proposal in the 2026 proxy statement in accordance with the SEC rules governing the solicitation of proxies.

52	TrustCo Bank Corp NY 2025 Proxy Statement

RELATED PERSON TRANACTIONS

If a stockholder proposal or nomination is submitted outside of the proposal process mandated by SEC Rule 14a-8, and is submitted instead under TrustCo’s advance notice Bylaw provision (Section 1.10 of the bylaws), the proposal must be received by TrustCo’s Corporate Secretary, Michael Hall at TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302 not earlier than the close of business on January 20, 2026 nor later than the close of business February 19, 2026, together with the necessary supporting documentation required under that bylaw provision. If the date of the 2026 Annual Meeting is advanced by more than 30 days or is delayed by more than 60 days from May 20, 2026, then to be timely the nomination or proposal must be received by TrustCo no earlier than the 120th day prior to the 2026 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.
In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice to the Company that complies with the informational requirements of Rule 14a-19 under the Exchange Act.
TrustCo Shareholders
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED (ADDITIONAL METHODS OF VOTING ARE DETAILED ON THE PROXY CARD). IF YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO PARTICIPATE. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

TrustCo Bank Corp NY 2025 Proxy Statement	53

APPENDIX 1
Non-GAAP Financial Measures Reconciliation
The Securities and Exchange Commission (“SEC”) has adopted certain rules with respect to the use of “non-GAAP financial measures” by companies with a class of securities registered under the Securities Exchange Act of 1934, as amended, such as TrustCo Bank Corp NY (the “Company”). Under the SEC’s rules, companies making disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the company’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. Certain of the financial measures used in this proxy statement, such as adjusted efficiency ratio, are determined by methods other than in accordance with GAAP.
Adjusted Efficiency Ratio: Adjusted efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and non-interest fee income. We calculate the efficiency ratio by dividing total non-interest expense by the sum of net interest income and total non-interest income. We calculate the adjusted efficiency ratio by dividing total noninterest expenses as determined under GAAP, excluding other real estate expense, net, strategic branch closing costs, and a non-recurring expense related to the settlement of a class action lawsuit, by net interest income and total noninterest income as determined under GAAP, excluding gain/loss on the disposal of assets from strategic branch closures from this calculation and net gains on equity securities. We believe that this provides a reasonable measure of primary banking expenses relative to primary banking revenue. Additionally, we believe this measure is important to investors looking for a measure of efficiency in our productivity measured by the amount of revenue generated for each dollar spent.
We believe that the non-GAAP financial measure provides information that is important to investors and that is useful in understanding the Company’s financial position, results and ratios. Management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.
A reconciliation of the non-GAAP measure of adjusted efficiency ratio to the most directly comparable GAAP financial measures is set forth below.

Name	As of December 31, 2024	As of December 31, 2023
Net Interest Income (GAAP)	$151,939	$171,845
Non-interest income (GAAP)	19,834	18,315
Add: Non-recurring loss	—	101
Less: Net gain on securities	1,383	—
Revenue used for efficiency ratio (Non-GAAP)	170,390	190,261

Total Noninterest expense (GAAP)	105,727	111,297
Less: Non-recurring expenses	—	2,864
Less: Other real estate (income) expense, net	770	524
Expenses used for efficiency ratio (Non-GAAP)	$104,957	$107,909

Efficiency Ratio	61.55%	58.53%
Adjusted Efficiency Ratio	61.60%	56.72%

54	TrustCo Bank Corp NY 2025 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

TRUSTCO BANK CORP NY
ATTN: MICHAEL HALL
5 SARNOWSKI DRIVE
GLENVILLE, NY 12302

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 15, 2025 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 15, 2025 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes transmitted by mail must be received by May 19, 2025 for shares held directly and by May 15, 2025 for shares held in a plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68984-P24640

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTCO BANK CORP NY

The Board of Directors recommends you vote FOR the following proposal:

1. Election of the following nominees for election to one-year terms expiring at the 2026 Annual Meeting of Shareholders as set forth in the proxy statement.

Nominees:	**For**	**Against**	**Abstain**
1a. Steffani Cotugno, DO	☐	☐	☐
1b. Brian C. Flynn	☐	☐	☐
1c. Lisa M. Lucarelli	☐	☐	☐
1d. Thomas O. Maggs	☐	☐	☐
1e. Anthony J. Marinello, MD, PhD	☐	☐	☐
1f. Robert J. McCormick	☐	☐	☐
1g. Curtis N. Powell	☐	☐	☐
1h. Kimberly A. Russell	☐	☐	☐
1i. Frank B. Silverman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Approval of a non-binding advisory resolution on the compensation of TrustCo's named executive officers as disclosed in the proxy statement.	☐	☐	☐
3. Ratification of the appointment of Crowe LLP as TrustCo's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V68985-P24640

REVOCABLE PROXY
TRUSTCO BANK CORP NY
Annual Meeting of Shareholders
May 20, 2025 at 10:30 AM ET
This proxy is solicited by the Board of Directors

The person whose name and signature appears hereon hereby appoints Robert T. Cushing and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein, all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting of Shareholders, to be held at 10:30 AM Eastern Time, on May 20, 2025, at the Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205, and at any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations noted on the reverse side of this card and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the Proxy Statement, and Annual Report.

Continued and to be signed on reverse side